Information contained in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Filed Pursuant to Rule 424(B)(3)

Registration Number 333-136379

SUBJECT TO COMPLETION, DATED NOVEMBER 28, 2007

PROSPECTUS SUPPLEMENT

(To Prospectus Dated November 28, 2007)

$500,000,000

% Senior Notes due 2014

The Company:

•	We are a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories.

The Offering:

•

Use of Proceeds: We intend to use the net proceeds from the offering of the Senior Notes due 2014, which we refer to as the notes, together with borrowings under our senior credit facility, to fund the purchase price of our pending acquisition of Beam Wine Estates, Inc. See “Use of Proceeds.”

The Notes:

•	Issuer: Constellation Brands, Inc.

•	Maturity: The notes will mature on December 15, 2014.

•	Interest Payments: The notes will pay interest semi-annually in cash in arrears on June 15 and December 15 of each year, commencing June 15, 2008.

•	Guarantees: Each of our existing and future subsidiaries will guarantee the notes on a senior unsecured basis to the extent and for so long as such entities guarantee our senior credit facility.

•

Ranking: The notes will rank equally in right of payment with all of our existing and future unsecured senior indebtedness, senior in right of payment to all of our existing and future senior subordinated indebtedness, and effectively subordinated in right of payment to our secured indebtedness to the extent of the value of the assets securing such indebtedness, including all borrowings under our senior credit facility.

•

Optional Redemption: The notes may be redeemed, in whole or in part at a price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the redemption date, plus a “make-whole” premium.

•

Change of Control: If we experience specific kinds of changes of control, we must offer to repurchase all of the notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

This investment involves risks. See “ Risk Factors” beginning on page S-8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Senior Note	Total
Public Offering Price	%	$
Underwriting Discount	%	$
Proceeds to Constellation Brands (before expenses)%		$

Interest on the notes will accrue from                     , 2007 to the date of delivery.

The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about                     , 2007.

Sole Book-Running Manager

Banc of America Securities LLC

                    , 2007

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or documents to which we otherwise refer you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus and any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Supplement
Where You Can Find More Information	S-2
Special Note Regarding Forward-Looking Statements	S-3
Prospectus Supplement Summary	S-4
Risk Factors	S-8
Use of Proceeds	S-15
Capitalization	S-16
Description of the Notes and the Guarantees	S-17
Certain United States Federal Income Tax Consequences	S-30
Underwriting	S-33
Legal Matters	S-34

Prospectus
About This Prospectus	ii
Where You Can Find More Information	ii
Information Regarding Forward-Looking Statements	iii
Constellation Brands, Inc.	1
The Guarantors	1
Risk Factors	1
Use of Proceeds	1
Dividend Policy	2
Ratio of Earnings To Fixed Charges And Earnings To Combined Fixed Charges And Preferred Stock Dividends	2
Description Of Debt Securities	2
Description Of Preferred Stock	8
Description Of Depositary Shares	9
Description Of Common Stock	12
Plan of Distribution	14
Legal Opinions	15
Experts	15

Unless the context requires otherwise, references to “we,” “us,” “our” and the “Company” refer collectively to Constellation Brands, Inc. and its subsidiaries except that in the section entitled “Description of the Notes and the Guarantees” such terms refer only to Constellation Brands, Inc. and not any of its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange, and you may inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC, which means that we can disclose important information to you by referring you to previously filed documents. The information incorporated by reference is considered to be part of this prospectus supplement, unless we update or supersede that information by the information contained in this prospectus supplement or by information that we file subsequently that is incorporated by reference into this prospectus supplement.

We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Annual Report on Form 10-K for the fiscal year ended February 28, 2007;

•	Quarterly Reports on Form 10-Q for the quarters ended May 31, 2007 and August 31, 2007;

•

Current Reports on Form 8-K filed on April 9, 2007 (two filings; in each case, Item 5.02 only), April 23, 2007, May 2, 2007, May 7, 2007 (Item 1.01 only), May 11, 2007 (Item 5.02 only), May 14, 2007, June 28, 2007 (of two filed that date, the report regarding appointment of a new chief executive officer and only Item 5.02 thereof), July 31, 2007, October 4, 2007 (of two filed that date, the report regarding the appointment of a new director and only Item 5.02 thereof and Exhibit 99.1 thereto); November 14, 2007 (two filings; Item 1.01 and Exhibit 2.1 thereto and Item 2.05 only); and November 20, 2007;

•	Definitive proxy statement for special meeting of stockholders to be held December 6, 2007, filed with the SEC on November 1, 2007; and

•

The description of our Class A Common Stock, par value $.01 per share, and Class B Common Stock, par value $.01 per share, contained in Item 1 of our registration statement on Form 8-A filed on October 4, 1999.

This prospectus supplement and the accompanying prospectus are part of a registration statement we have filed with the SEC relating to the notes offered by this prospectus supplement and other debt securities. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our debt securities. The registration statement, exhibits and schedules are also available at the SEC’s Public Reference Room or through its web site. In addition, we post the periodic reports that we file with the SEC on our website at http://www.cbrands.com. You may also obtain a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Constellation Brands, Inc.

370 Woodcliff Drive, Suite 300

Fairport, New York 14450

585-218-3600

Attention: David S. Sorce, Secretary

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference herein contain forward-looking statements that involve risks and uncertainties, including those discussed under the caption “Risk Factors.” We develop forward-looking statements by combining currently available information with our beliefs and assumptions. These statements relate to future events, including our future performance, and often contain words such as “may,” “should,” “could,” “expects,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. Forward-looking statements are inherently uncertain, and actual performance or results may differ materially and adversely from that expressed in, or implied by, any such statements. Consequently, you should recognize these statements for what they are and we caution you not to rely upon them as facts.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about the Company and this offering. It does not contain all of the information that may be important to you in deciding whether to purchase notes. We encourage you to read the entire prospectus supplement, the accompanying prospectus and the documents that we have filed with the SEC that are incorporated by reference prior to deciding whether to purchase notes.

Constellation Brands, Inc.

We are a leading international producer and marketer of beverage alcohol with a broad portfolio of brands across the wine, spirits and imported beer categories. We have the largest wine business in the world and have a leading market position in each of our core markets, which include the United States, Canada, the United Kingdom, Australia and New Zealand. In the U.S., we are the largest multi-category (wine, spirits and imported beer) supplier of beverage alcohol. Our strong market positions make us a supplier of choice to our customers who include wholesale distributors, retailers, on-premise locations and government alcohol beverage control agencies.

With our broad product portfolio, we believe we are distinctly positioned to satisfy an array of consumer preferences across all beverage alcohol categories and price points. Many of our products are recognized leaders in their respective categories and geographic markets. Leading brands in our portfolio include Almaden, Arbor Mist, Vendange, Woodbridge by Robert Mondavi, Hardys, Goundrey, Nobilo, Kim Crawford, Alice White, Ruffino, Kumala, Robert Mondavi Private Selection, Rex Goliath, Toasted Head, Blackstone, Ravenswood, Estancia, Franciscan Oakville Estate, Inniskillin, Jackson-Triggs, Simi, Robert Mondavi Winery, Stowells, Blackthorn, Black Velvet, Mr. Boston, Fleischmann’s, Paul Masson Grande Amber Brandy, Chi-Chi’s, 99 Schnapps, Ridgemont Reserve 1792 and the Effen and SVEDKA vodka lines. We, through a joint venture with Grupo Modelo, S.A.B. de C.V. (which we refer to as “Crown Imports”), import, market and sell Corona Extra, Corona Light, Pacifico, Modelo Especial, Negra Modelo, St. Pauli Girl and Tsingtao beers.

Since our founding in 1945 as a producer and marketer of wine products, we have grown through a combination of internal growth and acquisitions. Our internal growth has been driven by leveraging our existing portfolio of leading brands, developing new products, new packaging and line extensions, and focusing on the faster growing sectors of the beverage alcohol industry. We conduct our business through entities we wholly own as well as a variety of joint ventures with various other entities, both within and outside the U.S.

Corporate Information

Our principal executive offices are located at 370 Woodcliff Drive, Suite 300, Fairport, New York 14450, and our telephone number is 585-218-3600. We maintain a website at www.cbrands.com. Our web site and the information contained on that site, or connected to that site, are not incorporated into this prospectus, and you should not rely on any such information in making your decision whether to purchase our securities. We are a Delaware corporation that was incorporated on December 4, 1972, as the successor to a business founded in 1945. On September 19, 2000, we changed our name to Constellation Brands, Inc. from Canandaigua Brands, Inc.

Recent Events

On November 9, 2007, we and Beam Global Spirits & Wine, Inc. (“Beam Global”), a wholly-owned subsidiary of Fortune Brands, Inc., entered into a Stock Purchase Agreement pursuant to which we agreed to purchase all of the outstanding capital stock of Beam Wine Estates, Inc. (“Beam Wine Estates”), a wholly-owned subsidiary of Beam Global. Beam Wine Estates owns all of the outstanding stock of its subsidiaries: Atlas Peak

Vineyards, Inc., Buena Vista Winery, Inc., Clos du Bois Wines, Inc., Gary Farrell Wines, Inc. and Peak Wines International, Inc. Brands being acquired include Clos du Bois, Geyser Peak and Wild Horse. Pursuant to the Stock Purchase Agreement, we have agreed to acquire Beam Wine Estates and its subsidiaries on a cash and debt-free basis for approximately $885 million in cash, subject to certain purchase price adjustments based upon final net working capital. Consummation of the acquisition is subject to the satisfaction of certain conditions, including certain governmental and regulatory approvals having been obtained. We expect to complete the transaction by December 31, 2007. We are in the process of developing a plan to integrate the Beam Wine Estates business into our operations which we anticipate will result in expenses and accounting charges. We expect to finalize this integration plan after the completion of the transaction.

In connection with our ongoing effort to identify and capture greater efficiencies from our global wine production infrastructure, on November 12, 2007, we announced a plan to streamline certain of our global operations in Australia, primarily by consolidating to our Berri Estates winery certain winemaking and packaging operations currently conducted at another Australian winery. This initiative includes the buy-out of certain grape processing and wine storage contracts, equipment relocation costs and costs for employee terminations. The actions under the initiative commenced in November 2007 and are expected to be completed by May 2009. In connection with this initiative, we expect to incur one-time cash charges of approximately $16 million and one-time non-cash charges of approximately $6 million, for a total of approximately $22 million in one-time charges.

The Offering

Issuer	Constellation Brands, Inc.

Subsidiary Guarantors	The notes will be fully and unconditionally guaranteed by the subsidiaries that are guarantors under our senior credit facility.

Securities Offered	$500,000,000 aggregate principal amount of % Senior Notes due 2014.

Maturity	The notes will mature on December 15, 2014.

Interest	Interest on the notes will accrue from , 2007 and will be payable on June 15 and December 15 of each year, beginning June 15, 2008.

Ranking

The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness and will be effectively subordinated to the indebtedness outstanding under our senior credit facility from time to time and any other secured debt we may incur. The notes will be fully and unconditionally guaranteed on a senior basis, jointly and severally, by the subsidiaries that are guarantors under our senior credit facility. Each guarantee will be effectively subordinated to any secured obligations of the subsidiary guarantors. At August 31, 2007, as adjusted to give effect to the offering of the notes and the incurrence of other debt in connection with the expected acquisition of Beam Wine Estates, we had approximately $5.39 billion aggregate principal amount of senior indebtedness outstanding, of which $2.78 billion was secured, and $0.25 billion aggregate principal amount of senior subordinated indebtedness outstanding.

Optional Redemption	We may, at our option, redeem some or all of the notes at any time at a redemption price equal to the greater of

•	100% of the principal amount of the notes being redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (excluding interest accrued to the redemption date) from the redemption date to the maturity date discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 50 basis points.

We will also pay accrued and unpaid interest on the notes to the redemption date.

Repurchase at the Option of Holders Upon A Change of Control

If we experience a “change of control” (as defined in this prospectus supplement), we may be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest. We might not be able to pay you the required price for notes you present to us at the time of a change of control because our senior credit facility or other indebtedness may prohibit payment or we might not have enough funds at that time.

Sinking Fund	None.

Covenants

The indenture under which we will issue the notes contains covenants that, among other things, limit our ability under certain circumstances to create liens, enter into sale-leaseback transactions and engage in mergers, consolidations and sales of all or substantially all of our assets. See “Description of the Notes and the Guarantees” in this prospectus supplement.

Use of Proceeds

We intend to use the net proceeds of the offering of the notes to fund a portion of the purchase price of our pending acquisition of Beam Wine Estates. Pending the application of the net proceeds for this purpose, we intend to use the net proceeds to reduce indebtedness outstanding under the revolving portion of our senior credit facility or to invest them in short-term, interest-bearing instruments. If we do not acquire Beam Wine Estates, we expect to use available funds to reduce corresponding amounts of our outstanding indebtedness. See “Use of Proceeds.”

RISK FACTORS

You should carefully consider the risks related to the Company and to the notes described below, as well as other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before buying any of the notes.

Risks Relating to Our Business

Our indebtedness could have a material adverse effect on our financial health.

We have incurred substantial indebtedness to finance our acquisitions. In the future, we may incur substantial additional indebtedness to finance further acquisitions or for other purposes including our expected acquisition of Beam Wine Estates. Our ability to satisfy our debt obligations outstanding from time to time will depend upon our future operating performance. We do not have complete control over our future operating performance because it is subject to prevailing economic conditions, levels of interest rates and financial, business and other factors. We cannot assure you that our business will generate sufficient cash flow from operations to meet all of our debt service requirements and to fund our capital expenditure requirements.

Our current and future debt service obligations and covenants could have important consequences to you. These consequences include, or may include, the following:

•	our ability to obtain financing for future working capital needs or acquisitions or other purposes may be limited;

•

our funds available for operations, expansion or distributions will be reduced because we will dedicate a significant portion of our cash flow from operations to the payment of principal and interest on our indebtedness;

•	our ability to conduct our business could be limited by restrictive covenants; and

•	our vulnerability to adverse economic conditions may be greater than less leveraged competitors and, thus, our ability to withstand competitive pressures may be limited.

Our senior credit facility and the indentures under which our debt securities have been issued contain restrictive covenants and provisions. These covenants and provisions affect our ability to grant additional liens, incur additional debt, sell assets, engage in changes of control, pay dividends, enter into transactions with affiliates, make investments and engage in certain other fundamental changes. Our senior credit facility also contains restrictions on our ability to make acquisitions and certain financial ratio tests, including a debt coverage ratio and an interest coverage ratio. These restrictions could limit our ability to conduct business. If we fail to comply with the obligations contained in the senior credit facility, our existing or future indentures or other loan agreements, we could be in default under such agreements, which could require us to immediately repay the related debt and also debt under other agreements that may contain cross-acceleration or cross-default provisions.

Our acquisition and joint venture strategies may not be successful.

We have made a number of acquisitions and we anticipate that we may, from time to time, acquire additional businesses, assets or securities of companies, including Beam Wine Estates, that we believe would provide a strategic fit with our business. We will need to integrate acquired businesses with our existing operations. We cannot assure you that we will effectively assimilate the business or product offerings of acquired companies into our business or product offerings. Integrating the operations and personnel of acquired companies, including Beam Wine Estates, into our existing operations may result in significant expense and accounting charges, disrupt our business or divert management’s time and attention. Acquisitions involve numerous other risks, including potential exposure to unknown liabilities of acquired companies and the possible loss of key employees and customers of the acquired business. In connection with acquisitions or joint venture investments outside the U.S., we may enter into derivative contracts to purchase foreign currency in order to hedge against the risk of foreign currency fluctuations in connection with such acquisitions or joint venture investments, which subjects us to the risk of foreign currency fluctuations associated with such derivative contracts.

We have entered into joint ventures, including our joint venture with Grupo Modelo, S.A.B. de C.V. (“Modelo”), and we may enter into additional joint ventures. We share control of our joint ventures. Our joint venture partners may at any time have economic, business or legal interests or goals that are inconsistent with our goals or the goals of the joint venture. In addition, our joint venture partners may be unable to meet their economic or other obligations and we may be required to fulfill those obligations alone. Also, there are risks and uncertainties associated with establishing joint ventures including, among others, the joint venture’s ability to operate its business successfully, the joint venture’s ability to develop appropriate standards, controls, procedures and policies for the growth and management of the joint venture and the strength of the joint venture’s relationships with its employees, suppliers and customers. Our failure or the failure of an entity in which we have a joint venture interest to adequately manage the risks associated with any acquisitions or joint ventures could have a material adverse effect on our financial condition or results of operations. We cannot assure you that any of our acquisitions or joint ventures will be profitable.

Competition could have a material adverse effect on our business.

We are in a highly competitive industry and the dollar amount and unit volume of our sales could be negatively affected by our inability to maintain or increase prices, changes in geographic or product mix, a general decline in beverage alcohol consumption or the decision of wholesalers, retailers or consumers to purchase competitive products instead of our products. Wholesaler, retailer and consumer purchasing decisions are influenced by, among other things, the perceived absolute or relative overall value of our products, including their quality or pricing, compared to competitive products. Unit volume and dollar sales could also be affected by pricing, purchasing, financing, operational, advertising or promotional decisions made by wholesalers, state and provincial agencies, and retailers which could affect their supply of, or consumer demand for, our products. We could also experience higher than expected selling, general and administrative expenses if we find it necessary to increase the number of our personnel or our advertising or promotional expenditures to maintain our competitive position or for other reasons.

An increase in excise taxes or government regulations could have a material adverse effect on our business.

The U.S., the U.K., Canada, Australia and other countries in which we operate impose excise and other taxes on beverage alcohol products in varying amounts which have been subject to change. Significant increases in excise or other taxes on beverage alcohol products could materially and adversely affect our financial condition or results of operations. Many U.S. states have considered proposals to increase, and some of these states have increased, state alcohol excise taxes. In addition, federal, state, local and foreign governmental agencies extensively regulate the beverage alcohol products industry concerning such matters as licensing, trade and pricing practices, permitted and required labeling, advertising and relations with wholesalers and retailers. Certain federal and state or provincial regulations also require warning labels and signage. New or revised regulations or increased licensing fees, requirements or taxes could also have a material adverse effect on our financial condition or results of operations.

We rely on the performance of wholesale distributors, major retailers and chains for the success of our business.

In the U.S., we sell our products principally to wholesalers for resale to retail outlets including grocery stores, package liquor stores, club and discount stores and restaurants. In the U.K., Canada and Australia, we sell our products principally to wholesalers and directly to major retailers and chains. The replacement or poor performance of our major wholesalers, retailers or chains could materially and adversely affect our results of operations and financial condition. Our inability to collect accounts receivable from our major wholesalers, retailers or chains could also materially and adversely affect our results of operations and financial condition.

The industry is being affected by the trend toward consolidation in the wholesale and retail distribution channels, particularly in Europe and the U.S. If we are unable to successfully adapt to this changing environment, our net income, share of sales and volume growth could be negatively affected. In addition, wholesalers and retailers of our products offer products which compete directly with our products for retail shelf space and consumer purchases. Accordingly, wholesalers or retailers may give higher priority to products of our competitors. In the future, our wholesalers and retailers may not continue to purchase our products or provide our products with adequate levels of promotional support.

Our business could be adversely affected by a decline in the consumption of products we sell.

Since 1995, there have been modest increases in consumption of beverage alcohol in most of our product categories and geographic markets. There have been periods in the past, however, in which there were substantial declines in the overall per capita consumption of beverage alcohol products in the U.S. and other markets in which we participate. A limited or general decline in consumption in one or more of our product categories could occur in the future due to a variety of factors, including:

•	a general decline in economic conditions;

•	increased concern about the health consequences of consuming beverage alcohol products and about drinking and driving;

•	a general decline in the consumption of beverage alcohol products in on-premise establishments, such as may result from smoking bans;

•	a trend toward a healthier diet including lighter, lower calorie beverages such as diet soft drinks, juices and water products;

•	the increased activity of anti-alcohol groups; and

•	increased federal, state or foreign excise or other taxes on beverage alcohol products.

In addition, our continued success depends, in part, on our ability to develop new products. The launch and ongoing success of new products are inherently uncertain especially with regard to their appeal to consumers. The launch of a new product can give rise to a variety of costs and an unsuccessful launch, among other things, can affect consumer perception of existing brands.

We generally purchase raw materials under short-term supply contracts, and we are subject to substantial price fluctuations for grapes and grape-related materials, and we have a limited group of suppliers of glass bottles.

Our business is heavily dependent upon raw materials, such as grapes, grape juice concentrate, grains, alcohol and packaging materials from third-party suppliers. We could experience raw material supply, production or shipment difficulties that could adversely affect our ability to supply goods to our customers. Increases in the costs of raw materials also directly affect us. In the past, we have experienced dramatic increases in the cost of grapes. Although we believe we have adequate sources of grape supplies, in the event demand for certain wine products exceed expectations, we could experience shortages.

The wine industry swings between cycles of grape oversupply and undersupply. In a severe oversupply environment, the ability of wine producers, including ourselves, to raise prices is limited, and, in certain situations, the competitive environment may put pressure on producers to lower prices. Further, although an oversupply may enhance opportunities to purchase grapes at lower costs, a producer’s selling and promotional expenses associated with the sale of its wine products can rise in such an environment.

Glass bottle costs are one of our largest components of cost of product sold. In the U.S., Canada and Australia, glass bottles have only a small number of producers. Currently, one producer supplies most of our glass container requirements for our U.S. operations and another producer supplies substantially all of our glass container requirements for our Australian operations and a third producer supplies a majority of our glass container requirements for our Canadian operations. The inability of any of our glass bottle suppliers to satisfy our requirements could adversely affect our business.

Our operations subject us to risks relating to currency rate fluctuations, interest rate fluctuations and geopolitical uncertainty which could have a material adverse effect on our business.

We have operations in different countries throughout the world and, therefore, are subject to risks associated with currency fluctuations. As a result of our international acquisitions, we have significant exposure to foreign currency risk as a result of having international operations in Australia, Canada, New Zealand and the U.K. We are also exposed to risks associated with interest rate fluctuations. We manage our exposure to foreign currency and interest rate risks utilizing derivative instruments and other means to reduce those risks. We, however, could experience changes in our ability to hedge against or manage fluctuations in foreign currency exchange rates or interest rates and, accordingly, there can be no assurance that we will be successful in reducing those risks. We could also be affected by nationalizations or unstable governments or legal systems or intergovernmental disputes. These currency, economic and political uncertainties may have a material adverse effect on our results of operations, especially to the extent these matters, or the decisions, policies or economic strength of our suppliers, affect our global operations.

We have a material amount of intangible assets, such as goodwill and trademarks, and if we are required to write-down any of these intangible assets, it would reduce our net income, which in turn could have a material adverse effect on our results of operations.

We have a significant amount of intangible assets, such as goodwill and trademarks. We adopted the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” in its entirety, on March 1, 2002. Under SFAS No. 142, goodwill and indefinite lived intangible assets are no longer amortized, but instead are subject to a periodic impairment evaluation. Reductions in our net income caused by the write-down of any of these intangible assets could materially and adversely affect our results of operations.

The termination of our joint venture with Modelo relating to importing, marketing and selling imported beer could have a material adverse effect on our business.

On January 2, 2007, we participated in establishing and commencing operations of a joint venture with Modelo, pursuant to which Corona Extra and other brands in Modelo’s Mexican beer portfolio are imported, marketed and sold by the joint venture in the U.S. (including the District of Columbia) and Guam along with certain other imported beer brands in their respective territories. Pursuant to the joint venture and related importation arrangements, the joint venture will continue for an initial term of 10 years, and renew in 10-year periods unless GModelo Corporation, a Delaware corporation and subsidiary of Diblo, S.A. de C.V., an entity owned 76.75% by Modelo and 23.25% by Anheuser-Busch, Inc., gives notice prior to the end of year seven of any term of its intention to purchase our interest we hold through our subsidiary, Barton Beers, Ltd. (“Barton”). The joint venture may also terminate under other circumstances involving action by governmental authorities, certain changes in control of us or Barton as well as in connection with certain breaches of the importation and related sub-license agreements, after notice and cure periods.

The termination of the joint venture by acquisition of Barton’s interest or for other reasons noted above could have a material adverse effect on our business, financial condition or results of operations.

Class action or other litigation relating to alcohol abuse or the misuse of alcohol could adversely affect our business.

There has been increased public attention directed at the beverage alcohol industry, which we believe is due to concern over problems related to alcohol abuse, including drinking and driving, underage drinking and health consequences from the misuse of alcohol. Several beverage alcohol producers have been sued in several courts regarding alleged advertising practices relating to underage consumers. Adverse developments in these or similar lawsuits or a significant decline in the social acceptability of beverage alcohol products that results from these lawsuits could materially adversely affect our business.

We depend upon our trademarks and proprietary rights, and any failure to protect our intellectual property rights or any claims that we are infringing upon the rights of others may adversely affect our competitive position.

Our future success depends significantly on our ability to protect our current and future brands and products and to defend our intellectual property rights. We have been granted numerous trademark registrations covering our brands and products and have filed, and expect to continue to file, trademark applications seeking to protect newly-developed brands and products. We cannot be sure that trademark registrations will be issued with respect to any of our trademark applications. There is also a risk that we could, by omission, fail to timely renew a trademark or that our competitors will challenge, invalidate or circumvent any existing or future trademarks issued to, or licensed by, us.

Contamination could harm the integrity or customer support for our brands and adversely affect the sales of our products.

The success of our brands depends upon the positive image that consumers have of those brands. Contamination, whether arising accidentally or through deliberate third-party action, or other events that harm the integrity or consumer support for those brands, could adversely affect their sales. Contaminants in raw materials purchased from third parties and used in the production of our wine and spirits products or defects in the distillation or fermentation process could lead to low beverage quality as well as illness among, or injury to, consumers of our products and may result in reduced sales of the affected brand or all of our brands.

An increase in the cost of energy could affect our profitability.

We have experienced significant increases in energy costs, and energy costs could continue to rise, which would result in higher transportation, freight and other operating costs. Our future operating expenses and margins will be dependent on our ability to manage the impact of cost increases. We cannot guarantee that we will be able to pass along increased energy costs to our customers through increased prices.

Our reliance upon complex information systems distributed worldwide and our reliance upon third party global networks means we could experience interruptions to our business services.

We depend on information technology to enable us to operate efficiently and interface with customers, as well as maintain financial accuracy and efficiency. If we do not allocate, and effectively manage, the resources necessary to build and sustain the proper technology infrastructure, we could be subject to transaction errors, processing inefficiencies, the loss of customers, business disruptions, or the loss of or damage to intellectual property through security breach. As with all large systems, our information systems could be penetrated by outside parties intent on extracting information, corrupting information or disrupting business processes. Such unauthorized access could disrupt our business and could result in the loss of assets.

Changes in accounting standards and taxation requirements could affect our financial results.

New accounting standards or pronouncements that may become applicable to us from time to time, or changes in the interpretation of existing standards and pronouncements, could have a significant effect on our reported results for the affected periods. We are also subject to income tax in the numerous jurisdictions in which we generate revenues. In addition, our products are subject to import and excise duties and/or sales or value-added taxes in many jurisdictions in which we operate. Increases in income tax rates could reduce our after-tax income from affected jurisdictions, while increases in indirect taxes could affect our products’ affordability and therefore reduce our sales.

Various diseases, pests and certain weather conditions could affect quality and quantity of grapes.

Various diseases, pests, fungi, viruses, drought, frosts and certain other weather conditions could affect the quality and quantity of grapes available, decreasing the supply of our products and negatively impacting profitability. We cannot guarantee that our grape suppliers will succeed in preventing contamination in existing vineyards or that we will succeed in preventing contamination in our existing vineyards or future vineyards we may acquire. Future government restrictions regarding the use of certain materials used in grape growing may increase vineyard costs and/or reduce production. Grape growing also requires adequate water supplies. A substantial reduction in water supplies could result in material losses of grape crops and vines, which could lead to a shortage of our product supply.

Risks Relating to The Notes

The notes are unsecured and will be effectively subordinated to our secured debt.

The notes will not be secured by any of our assets. As of August 31, 2007, as adjusted to give effect to the issuance of the notes and the incurrence of other debt in connection with the expected acquisition of Beam Wine Estates, we had $2.78 billion of secured debt and $459.6 million of unused commitments (taking into account issued and outstanding revolving letters of credit of approximately $33.9 million) under our revolving credit facility. Our obligations under our senior credit facility are secured by (i) first priority pledges of 100% of the ownership interests of certain of our U.S. subsidiaries and (ii) first priority pledges of 65% of the voting ownership interests held by us of certain of our foreign subsidiaries. In addition, the indenture governing the notes will permit us and our subsidiaries to incur certain additional debt that is secured by liens on our assets without equally and ratably securing the notes. If the Company becomes insolvent or is liquidated, or if payment under our secured debt is accelerated, the holders of our secured debt would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the agreement governing such debt. In any such event, because the notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which claims of the holders of the notes could be satisfied following repayment of our secured debt or, if any such assets remained, such assets might be insufficient to satisfy such claims fully.

Our ability to make payments on the notes depends on our ability to receive dividends from our subsidiaries, and not all of our subsidiaries are guarantors of the notes.

We are a holding company and conduct almost all of our operations through our subsidiaries. As of August 31, 2007, approximately 92% of our tangible assets were held by our subsidiaries (without taking into account our expected acquisition of Beam Wine Estates). The ownership interests of our subsidiaries represent substantially all the assets of the holding company. Accordingly, we are dependent on the cash flows of our subsidiaries to meet our obligations, including the payment of the principal and interest on the notes. See “Description of the Notes and the Guarantees.”

The notes will be guaranteed, jointly and severally, by each of our subsidiaries that guarantee our senior credit facility. Holders of the notes will not have a direct claim on assets of subsidiaries that do not guarantee the notes. For the six months ended August 31, 2007, approximately $909.4 million of our net sales were from our subsidiaries that are not guarantors of the notes (without taking into account our expected acquisition of Beam Wine Estates).

The subsidiary guarantees may be subject to challenge under fraudulent transfer laws.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could subordinate or void any guarantee if it found that the guarantee was incurred with actual intent to hinder, delay or defraud creditors or the guarantor did not receive fair consideration or reasonably equivalent value for the guarantee and the guarantor was any of the following: (i) insolvent or was rendered insolvent because of the guarantee; (ii) engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay at maturity. To the extent any guarantee were to be voided as a fraudulent conveyance or held unenforceable for any other reason, holders of the notes would cease to have any claim in respect of such guarantor and would be solely our creditors and any guarantor whose guarantee was not voided or held unenforceable. In such event, the claims of the holders of the notes against the issuer of an invalid guarantee would be subject to the prior payment of all liabilities of such guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the notes relating to any voided guarantee.

There is no public market for the notes, an active trading market for the notes may not develop and the market price of the notes may be lower than the offering price.

The notes will constitute a new issue of securities with no established trading market, and there can be no assurance as to (i) the liquidity of any such market that may develop, (ii) the ability of holders of notes to sell their notes or (iii) the price at which the holders of notes would be able to sell their notes. If such a market were to exist, the notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance. We have been advised by the underwriters that, following completion of this offering, the underwriters presently intend to make a market in the notes. However, the underwriters are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. There can be no assurance that an active trading market will exist for the notes.

The subsidiary guarantees may be limited in duration.

Each subsidiary guarantor will guarantee our obligations under the notes only for so long as each subsidiary guarantor is a guarantor under our senior credit facility. If any or all of the subsidiary guarantees are released or terminated or no longer required under the senior credit facility, such subsidiary guarantee(s) will be released under the indenture. The indenture does not contain any covenants that materially restrict our ability to sell, transfer or otherwise dispose of our assets, including the ownership interests of our subsidiaries, or the assets of any of our subsidiaries, except as described under the caption “Description of Debt Securities—Consolidation, Merger, Sale or Conveyance” in the accompanying prospectus.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. Our senior credit facility also provides that certain change of control events constitute a default. Any future credit agreement or other agreements relating to indebtedness to which we become a party may contain similar provisions. If we experience a change of control that triggers a default under our senior credit facility, such default could result in amounts outstanding under our senior credit facility being declared due and payable. We would be prohibited from purchasing the notes unless, and until, such time as our indebtedness under the senior credit facility was repaid in full. There can be no assurance that either we or our subsidiary guarantors would have sufficient financial resources available to satisfy all of our or their obligations under our senior credit facility and these notes in the event of a change of control. Our failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes and the Guarantees—Repurchase at the Option of Holders Upon a Change of Control.”

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes will be $495.0 million (after deducting underwriter discounts and commissions and estimated offering expenses), which we currently expect to use to fund a portion of the purchase price of our pending acquisition of Beam Wine Estates, which we expect to close before December 31, 2007 but is subject to the satisfaction of customary closing conditions, including governmental and regulatory approvals. Pending the application of the net proceeds for this purpose, we intend to use the net proceeds to reduce indebtedness outstanding under the revolving portion of our senior credit facility or to invest them in short-term, interest-bearing instruments. If we are unable to acquire Beam Wine Estates, we intend to use the net proceeds of this offering to reduce corresponding amounts of our outstanding indebtedness. At October 31, 2007, the weighted average interest rate of our borrowings under our senior credit facility was approximately 6.66% and the weighted average maturity was approximately 4.7 years. Borrowings under our senior credit facility are used for working capital, acquisitions and general corporate purposes.

CAPITALIZATION

The following table sets forth, as of August 31, 2007, our consolidated cash and cash equivalents and total capitalization on (i) an actual basis and (ii) as adjusted to give effect to (a) the sale of the notes and (b) the application of the net proceeds of this offering together with borrowings under our senior credit facility to fund the acquisition of Beam Wine Estates. If we do not acquire Beam Wine Estates, we intend to use the net proceeds of this offering to reduce corresponding amounts of our outstanding indebtedness, which is not reflected in the as adjusted column in the table. You should read this table in conjunction with our consolidated financial statements and the related notes which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	August 31, 2007
	Actual	As Adjusted For the Senior Notes Issuance, the Beam Wine Estates Acquisition and Acquisition Related Borrowings
	(in millions) (Unaudited)
Cash and Cash Equivalents	$33.2	$33.2

Long-Term Debt (including current portion):
Revolving Credit Facility	$17.0	$406.5
Term Loan A	930.0	930.0
Term Loan B	1,440.0	1,440.0
Other Senior Debt	206.0	206.0
% Senior Notes due 2014 offered hereby	—	500.0
8.000% Senior Notes due 2008	200.0	200.0
8.500% Senior Notes due 2009(a)	312.4	312.4
7.250% Senior Notes due 2016(b)	693.6	693.6
7.250% Senior Notes due 2017	700.0	700.0
8.125% Senior Subordinated Notes due 2012	250.0	250.0

Total Debt	4,749.0	5,638.5

Stockholders’ Equity	3,188.8	3,188.8

Total Capitalization	$7,937.8	$8,827.3

(a)	Represents £155.0 million less £0.1 million unamortized discount, converted at a rate of £1.00 = $2.0171.
(b)	Represents $700.0 million less $6.4 million unamortized discount.

DESCRIPTION OF THE NOTES AND THE GUARANTEES

The following discussion of the terms of the notes supplements the description of the general terms and provisions of the debt securities contained in the accompanying prospectus and identifies any general terms and provisions described in the accompanying prospectus that will not apply to the notes.

Unless the context requires otherwise, references in this section to “we,” “us,” “our” and the “Company” refer to Constellation Brands, Inc. only and not to its subsidiaries.

General

The notes will be issued under an indenture among us, The Bank of New York Trust Company, N.A., as successor to BNY Midwest Trust Company, and the guarantors named therein. You should read the accompanying prospectus for a general discussion of the terms and provisions of the indenture.

The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue thereunder and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series. We are initially offering the notes in the principal amount of $500,000,000. We may, without the consent of the holders, issue additional notes and thereby increase that principal amount in the future, on the same terms and conditions and with the same CUSIP number as the notes we offer by this prospectus supplement.

The notes will mature on December 15, 2014 and will bear interest at a rate of         % per year. Interest on the notes will accrue from             , 2007 or from the most recent interest payment date to which interest has been paid or duly provided for. In each case, we:

•	will pay interest on the notes semi-annually on June 15 and December 15 of each year, beginning June 15, 2008;

•	will pay interest to the person in whose name a note is registered at the close of business on the June 1 or December 1 preceding the interest payment date;

•	will compute interest on the basis of a 360-day year consisting of twelve 30-day months;

•	will make payments on the notes at the offices of the trustee; and

•	may make payments by wire transfer for notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears in the note register.

If any interest payment date or maturity or redemption date falls on a day that is not a business day, the required payment shall be made on the next business day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable from and after such interest payment date or maturity or redemption date, as the case may be, to such next business day. “Business day” means any day that is not a day on which banking institutions in The City of New York are authorized or required by law or by executive order issued by a governmental authority or agency regulating such banking institutions, to close.

We will issue the notes only in fully registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Subsidiary Guarantees

Our obligations under the indenture and the notes, including the payment of principal of, and premium, if any, and interest on, the notes, will be fully and unconditionally guaranteed by the subsidiaries that are guarantors under our senior credit facility. The subsidiary guarantors’ guarantees will be joint and several obligations.

The guarantees will be senior unsecured obligations of each subsidiary guarantor and will rank equally with all of the other senior unsecured obligations of the subsidiary guarantor. Each guarantee will be effectively subordinated to any secured obligations of the subsidiary guarantors. The obligations of each subsidiary guarantor under its guarantee will provide that it be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law.

If a guarantee were rendered voidable, it could be subordinated by a court to all other liabilities and obligations (including guarantees and other contingent liabilities) of the applicable subsidiary guarantor, and depending on the amount of such liabilities and obligations, a subsidiary guarantor’s liability on its guarantee could be reduced to zero.

The indenture will not contain any restrictions on the ability of any subsidiary guarantor to (i) pay dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of that subsidiary guarantor’s ownership interests, (ii) make any payment of principal, premium, if any, or interest on or repay, repurchase or redeem any debt securities of that subsidiary guarantor or (iii) consolidate with, merge with or into, or transfer all or substantially all of its assets to another person or entity. If a subsidiary guarantor is merged or consolidated with or into another person that is the surviving company in that merger of consolidation and (a) the surviving company becomes a guarantor under our senior credit facility, then the indenture will require that the surviving company expressly assume the obligations of the subsidiary guarantor under its guarantee or (b) the surviving company is not a guarantor under our senior credit facility and we deliver an officer’s certificate to the trustee to that effect, then the surviving company will be released from any obligations under the guarantee of the subsidiary which was so merged or consolidated.

The guarantee of a subsidiary guarantor will be released to the extent such subsidiary guarantor is released as a guarantor under the senior credit facility (or a successor thereto) is refinanced, extended, substituted, replaced or renewed without such subsidiary guarantor being a guarantor or the senior credit facility is otherwise terminated.

Ranking

The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness and will be effectively subordinated to the indebtedness outstanding under our senior credit facility from time to time and any other secured debt we may incur. The notes will be fully and unconditionally guaranteed on a senior basis, jointly and severally, by the subsidiaries that are guarantors under our senior credit facility. Each guarantee will be effectively subordinated to any secured obligations of the subsidiary guarantors. These subsidiary guarantors also guarantee our obligations under the senior credit facility. The senior credit facility is secured by a pledge of the ownership interests of certain of our subsidiaries and by certain intercompany debt.

We are a holding company and conduct almost all of our operations through our subsidiaries. Consequently, our ability to pay our obligations, including our obligation to pay interest on the notes and to repay the principal amount of the notes at maturity, upon redemption, acceleration or otherwise will depend upon our subsidiaries’ earnings and advances or loans made by them to us (and potentially dividends or distributions made by them to us). Our subsidiaries are separate and distinct legal entities and, except for the subsidiary guarantors’ obligations under the subsidiary guarantees, have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make funds available to us to do so. Our subsidiaries’ ability to make advances or loans to us or to pay dividends or make other distributions to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions, if any. The indenture will not limit our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us. Except with respect to the covenants described below under “—Limitation upon Liens” and “—Limitation on Sale and Leaseback Transactions”, the indenture does not restrict or limit the ability of any subsidiary to incur, create, assume or guarantee indebtedness or encumber its assets or properties. At August 31, 2007, as adjusted to give effect to the offering of the notes and the incurrence of other debt in connection with the expected acquisition of Beam Wine Estates, we had approximately $5.39 billion aggregate principal amount of senior indebtedness outstanding, of which $2.78 billion was secured, and $0.25 billion aggregate principal amount of senior subordinated indebtedness outstanding.

Optional Redemption

We may redeem the notes in whole or in part at any time or in part from time to time, at our option, at a redemption price equal to the greater of

•	100% of the principal amount of the notes to be redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest (excluding interest accrued to the redemption date) on the notes discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 50 basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed.

“Comparable Treasury Price” means (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means any of Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Scotia Capital (USA) Inc. and Banc of America Securities LLC, and their successors, or, if Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Scotia Capital (USA) Inc. and Banc of America Securities LLC are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee after consultation with us.

“Reference Treasury Dealer” means any of (1) Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Scotia Capital (USA) Inc. or Banc of America Securities LLC Inc., or their successors; provided, however, that if Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Scotia Capital (USA) Inc. or Banc of America Securities LLC shall cease to be a primary U.S. Government securities dealer in New York City, which we refer to as a “Primary Treasury Dealer”, we will substitute another Primary Treasury Dealer and (2) any one other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

Holders of notes to be redeemed will be sent a redemption notice by first-class mail at least 30 and not more than 60 days before the date fixed for redemption. If fewer than all of the notes are to be redeemed, the trustee will select, not more than 60 days and not less than 30 days before the redemption date, the particular notes or portions of the notes for redemption from the outstanding notes not previously called by such method as the trustee deems fair and appropriate. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

Repurchase at the Option of Holders Upon a Change of Control

Upon the occurrence of a Change of Control, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, we will:

(a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States; and

(b) send, by first-class mail, with a copy to the Trustee, to each holder of notes, at such holder’s address appearing in the security register, a notice stating:

(1) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled “Repurchase at the Option of Holders Upon a Change of Control” and that all notes timely tendered will be accepted for payment;

(2) the Change of Control Purchase Price and the repurchase date, which will be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date the notice is mailed;

(3) the circumstances and relevant facts regarding the Change of Control (including information with respect to our pro forma consolidated historical income, cash flow and capitalization after giving effect to the Change of Control); and

(4) the procedures that holders of notes must follow in order to tender their notes (or portions thereof) for payment, and the procedures that holders of notes must follow in order to withdraw an election to tender notes (or portions thereof) for payment.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue of this compliance.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of “all or substantially all” of our property. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, if we and our subsidiaries, considered as a whole, dispose of less than all of our property by any of the means described below, the ability of a holder of notes to require us to repurchase its notes may be uncertain. In such a case, holders of the notes may not be able to resolve this uncertainty without resorting to legal action.

Sinking Fund

The notes will not have the benefit of any sinking fund.

Reports to the Trustee

We are required to provide the trustee with an officers’ certificate each fiscal year stating that we reviewed our activities during the preceding fiscal year and that, after reasonable investigation and inquiry by the certifying officers, we are in compliance with the requirements of the indenture and that no default exists or, if we know of a default, we must identify it.

Limitation Upon Liens

The indenture provides that, so long as any of the notes remain outstanding, we will not and will not permit any Subsidiary to issue, assume or guarantee any Funded Debt that is secured by a mortgage, pledge, security interest or other lien or encumbrance (a “lien”) upon or with respect to any Principal Property or on the Capital Stock of any Subsidiary that owns a Principal Property unless:

•	we secure the notes equally and ratably with (or prior to) any and all Funded Debt secured by that lien, or

•

in the case of Funded Debt other than Capital Markets Debt, immediately after giving effect to the granting of any such lien and the incurrence of any Funded Debt in connection therewith, the Company’s Consolidated Fixed Charge Coverage Ratio would be greater than 2.0 to 1.0.

The above limitation will not apply to some types of permitted liens. These permitted liens include:

•	liens existing as of the date of the issuance of the notes (excluding liens securing our senior credit facility);

•

liens securing our senior credit facility in an amount not to exceed the maximum amount permitted to be outstanding under our existing senior credit facility (including the incremental facilities contemplated thereunder);

•	liens on property or assets of, or any shares of stock securing Funded Debt of, any corporation or other Person existing at the time such corporation or other Person becomes a Subsidiary;

•

liens on property, assets or shares of stock securing Funded Debt existing at the time of an acquisition, including an acquisition through merger or consolidation, and liens to secure Funded Debt incurred prior to, at the time of or within 180 days after the later of the completion of the acquisition, or the completion of the construction and commencement of the operation of any such property, for the purpose of financing all or any part of the purchase price or construction cost of that property;

•	liens to secure specified types of development, operation, construction, alteration, repair or improvement costs;

•	liens in favor of, or which secure Funded Debt owing to, the Company or a Subsidiary;

•	liens in connection with government contracts, including the assignment of moneys due or to come due on those contracts;

•	certain types of liens in connection with legal proceedings;

•	certain types of liens arising in the ordinary course of business and not in connection with the borrowing of money such as mechanics’, materialmen’s, carriers’ or other similar liens;

•	liens on property securing obligations issued by a domestic governmental issuer to finance the cost of an acquisition or construction of that property; and

•

extensions, substitutions, replacements, refinancings or renewals (or successive extensions, substitutions, replacements, refinancing or renewals), in whole or in part, of the foregoing or of Funded Debt secured in reliance on the second bullet point under the first paragraph above, in each case, if the principal amount of the Funded Debt secured thereby is not increased and is not secured by any additional assets.

Limitation on Sale and Leaseback Transactions

The indenture provides that, so long as any of the notes remain outstanding, neither we nor any Subsidiary may enter into any arrangement with any Person (other than ourselves or any Subsidiary) where we or a Subsidiary agree to lease any Principal Property which has been or is to be sold or transferred more than 120 days after the later of (i) such Principal Property has been acquired by us or a Subsidiary and (ii) completion of construction and commencement of full operation thereof, by us or a Subsidiary to that person (a “Sale and Leaseback Transaction”). Sale and Leaseback Transactions with respect to facilities financed with specified tax exempt securities are excepted from the definition. This covenant does not apply to leases of a Principal Property for a term of less than three years.

This limitation also does not apply to any Sale and Lease-Back Transaction if:

•	the net proceeds to the Company or a Subsidiary from the sale or transfer equal or exceed the fair value, as determined by our Board of Directors, of the Principal Property so leased,

•	immediately after giving effect to such Sale and Lease-Back Transaction, the Company’s Consolidated Fixed Charge Coverage Ratio would be greater than 2.0 to 1.0, or

•

we, within 120 days after the effective date of the Sale and Leaseback Transaction, apply an amount equal to the fair value as determined by the Company’s Board of Directors of the Principal Property so leased to:

•	the prepayment or retirement of our Funded Debt, which may include the notes; or

•	the acquisition of additional real property.

Events of Default

The events of default applicable to the notes will consist of the following:

•	failure to pay the principal of, or premium, if any, on any the notes when due and payable (whether at maturity, by call for redemption, by declaration of acceleration or otherwise);

•	failure to make a payment of any interest on any note when due and payable, which failure shall have continued for a period of 30 days;

•

our, or any subsidiary guarantor’s, failure to perform or observe any other covenants or agreements in the indenture or in the notes which failure shall have continued for a period of at least 90 days after written notice to us or the guarantors, as the case may be, by the trustee or to us and the trustee from the holders of not less than 25% of the aggregate principal amount of the then outstanding notes provided, that, notwithstanding the foregoing, in no event shall an event of default with respect to any failure by us to comply with the reporting provisions of the indenture or any failure by us to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act (which relates to the provision of reports) be deemed to have occurred unless (x) such report is past due hereunder by at least 180 days and (y) such failure to comply has not been cured or waived prior to the 90th day after written notice to us by the trustee or to us and the trustee from the holders of not less than 25% of the aggregate principal amount of the then outstanding notes;

•

failure to make any payment after the maturity of any indebtedness of ours with an aggregate principal amount in excess of $100.0 million or the acceleration of indebtedness of ours with an aggregate principal amount in excess of $100.0 million as a result of a default with respect to such indebtedness, and such indebtedness, in either case, is not discharged or such acceleration is not cured, waived, rescinded or annulled within a period of 30 days after we receive written notice;

•	certain events of bankruptcy, insolvency or reorganization of us; or

•

any guarantee of the notes of a subsidiary guarantor that is a significant subsidiary shall for any reason cease to be, or be asserted in writing by any subsidiary guarantor thereof or us not to be, in full force and effect, and enforceable in accordance with its terms except as provided in the indenture.

Modification of the Indenture

The indenture contains provisions permitting us, the subsidiary guarantors and the trustee to amend or supplement the indenture or the notes of a series with the consent of the holders of a majority in principal amount of the notes of that series then outstanding. However, no amendment or supplement may, among other things, (a) extend the final maturity of any note, or reduce the rate or extend the time of payment of any interest on the note, or reduce the principal amount of any note, premium on any note, or reduce any amount payable upon any redemption of any note, or (b) reduce the percentage of principal amount of the notes that is required to approve an amendment or supplement to the indenture, without the consent of the holder of each note so affected.

Legal Defeasance

We may be discharged from any and all obligations in respect of the notes (except for certain obligations to register the transfer or exchange of notes, to replace stolen, destroyed, lost or mutilated notes, to maintain paying agencies, to compensate and indemnify the trustee and to furnish the trustee with the names and addresses of holders of notes), which we refer to as “defeasance,” if:

•

we irrevocably deposit with the trustee, in trust, cash and/or securities of the United States government, or securities of agencies of the United States government backed by the full faith and credit of the United States government, in an amount certified by a nationally recognized firm of independent public accountants to be sufficient to pay the principal of and interest on the notes on the applicable due dates for those payments in accordance with the terms of the notes;

•

we deliver to the trustee either (i) an opinion of counsel, based on a ruling of the United States Internal Revenue Service (unless there has been a change in the applicable United States federal income tax law), to the effect that the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the defeasance had not occurred or (ii) a ruling of the United States Internal Revenue Service directed to the trustee to the same effect as set forth in clause (i) above;

•

immediately after giving effect to the deposit specified in the first bullet point, on a pro forma basis, no event of default with respect to the notes shall have occurred and be continuing on the date of deposit or, with respect to defaults occurring upon certain events of bankruptcy, insolvency or reorganization relating to us, at any time during the period ending on the 91st day after the date of the deposit; and

•	we deliver to the trustee an officers’ certificate and an opinion of counsel each stating that we have complied with all of the above requirements.

Defeasance of Certain Obligations

We may omit to comply with certain covenants with respect to the notes, and any such omission will not constitute an event of default with respect to the notes, which we refer to as “covenant defeasance,” if:

•

we irrevocably deposit with the trustee, in trust, cash and/or securities of the United States government, or securities of agencies of the United States government backed by the full faith and credit of the United States government, in an amount certified by a nationally recognized firm of independent public accountants to be sufficient to pay the principal of and interest on the notes on the applicable due dates for those payments in accordance with the terms of the notes;

•

we deliver to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

•

immediately after giving effect to the deposit specified in the first bullet point, on a pro forma basis, no event of default with respect to the notes shall have occurred and be continuing on the date of the deposit or, with respect to defaults occurring upon certain events of bankruptcy, insolvency or reorganization relating to us, at any time during the period ending on the 91st day after the date of the deposit;

•

if the notes are then listed on a national securities exchange, we deliver to the trustee an opinion of counsel to the effect that the notes will not be delisted as a result of such covenant defeasance; and

•	we deliver to the trustee an officers’ certificate and an opinion of counsel each stating that we have complied with all of the above requirements.

If we exercise our option to effect a defeasance or covenant defeasance with respect to the notes, as described above, and the trustee or paying agent is unable to apply any money or securities that we have deposited because of any legal proceeding or any order or judgment of any court of governmental authority, in each case our obligations under the indenture and the notes will be revived and reinstated.

Certain Definitions

The terms set forth below are defined in the indenture as follows:

“Board of Directors” means our Board of Directors or that or any of the subsidiary guarantors, as the case may be, or any duly authorized committee of such Board of Directors.

“Capital Lease Obligation” means any obligations of us and our Subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.

“Capital Markets Debt” means any debt securities or debt financing issued pursuant to an indenture, notes purchase agreement or similar financing arrangement (but excluding any credit agreement) whether offered pursuant to a registration statement under the Securities Act or under an exemption from the registration requirements of the Securities Act.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, including, without limitation, all common stock and preferred stock.

“Change of Control” means the occurrence of any of the following events: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the voting power of our total outstanding Voting Stock voting as one class, provided that the Permitted Holders “beneficially own” (as so defined) a percentage of Voting Stock having a lesser percentage of the voting power than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of our Board of Directors; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted our Board of Directors (together with any new directors whose election to such Board or whose nomination for election by the shareholders was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office; (iii) we consolidate with or merge with or into any Person or convey, transfer or lease all or substantially all of our assets to any Person, or any corporation consolidates with or merges into or with us, in any such event pursuant to a transaction in which our outstanding Voting Stock is changed into or exchanged for cash, securities or other property, other than any such transaction where our outstanding Voting Stock is not changed or exchanged at all (except to the extent necessary to reflect a change in our jurisdiction of incorporation) or where (A) our outstanding Voting Stock is changed into or exchanged for (x) Voting Stock of the surviving corporation or (y) cash, securities and other property (other than Capital Stock of the surviving corporation) and (B) no “person” or “group” other than Permitted Holders owns immediately after such transaction, directly or indirectly, more than the greater of (1) 30% of the voting power of the total outstanding Voting Stock of the surviving corporation voting as one class and (2) the percentage of such voting power of the surviving corporation held, directly or indirectly, by Permitted Holders immediately after such transaction; or (iv) we are liquidated or dissolved or adopt a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under “—Consolidation, Merger, Sale or Conveyance.”

“Consolidated Fixed Charge Coverage Ratio” of us means, for any period, the ratio of (a) the sum of Consolidated Net Income (Loss), Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges deducted in computing Consolidated Net Income (Loss) in each case, for such period, of us and our Subsidiaries on a Consolidated basis, all determined in accordance with GAAP to (b) the sum of Consolidated Interest Expense for such period and cash dividends paid on any of our preferred stock and that of our Subsidiaries during such period; provided that (i) in making such computation, the Consolidated Interest Expense attributable to interest on any Funded Debt computed on a pro forma basis and (A) bearing a floating interest rate, shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at our option, a fixed or floating rate of interest, shall be computed by applying at our option, either the fixed or floating rate and (ii) in making such computation, the Consolidated Interest Expense of the Company attributable to interest on any Funded Debt under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Funded Debt during the applicable period.

“Consolidated Income Tax Expense” means for any period, as applied to us, the provision for federal, state, local and foreign income taxes of us and our Subsidiaries for such period as determined in accordance with GAAP on a Consolidated basis.

“Consolidated Interest Expense” of us means, without duplication, for any period, the sum of (a) our interest expense and that of our Subsidiaries for such period, on a Consolidated basis, including, without limitation,

(i) amortization of debt discount, (ii) the net cost under interest rate contracts (including amortization of discounts), (iii) the interest portion of any deferred payment obligation and (iv) accrued interest, plus (b) (i) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by us and our Subsidiaries during such period and (ii) all our capitalized interest and that of our Subsidiaries, in each case as determined in accordance with GAAP on a Consolidated basis. Whenever pro forma effect is to be given to an acquisition or disposition of assets for the purpose of calculating the Consolidated Fixed Charge Coverage Ratio, the amount of Consolidated Interest Expense associated with any Funded Debt incurred in connection with such acquisition or disposition of assets shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, as in effect on the date of such calculation.

“Consolidated Net Income (Loss)” of us means, for any period, the Consolidated net income (or loss) of us and our Subsidiaries for such period as determined in accordance with GAAP on a Consolidated basis, adjusted, to the extent included in calculating such net income (loss), by excluding, without duplication: (i) all extraordinary gains or losses (less all fees and expenses relating thereto); (ii) the portion of net income (or loss) of us and our Subsidiaries allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by us or one of our Subsidiaries; (iii) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan; (iv) net gains (but not losses) (less all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business; or (v) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its stockholders. Whenever pro forma effect is to be given to an acquisition or disposition of assets for the purpose of calculating the Consolidated Fixed Charge Coverage Ratio, the amount of income or earnings related to such assets shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, as in effect on the date of such calculation.

“Consolidated Net Tangible Assets” means the aggregate amount of assets, reduced by applicable reserves and other properly deductible items, after deducting

•	all current liabilities, excluding the current portion of any Funded Debt and any other current liabilities constituting Funded Debt because it is extendible or renewable, and

•	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other similar intangibles,

all as set forth on our books and records and those of our Subsidiaries and computed in accordance with GAAP.

“Consolidated Non-cash Charges” of us means, for any period, the aggregate depreciation, amortization and other non-cash charges of us and our Subsidiaries for such period, as determined in accordance with GAAP on a Consolidated basis (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period).

“Consolidation” means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries if and to the extent the accounts of such Person and each of its Subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term “Consolidated” shall have a similar meaning.

“Funded Debt” means all indebtedness for the repayment of money borrowed, whether or not evidenced by a bond, debenture, note or similar instrument or agreement, having a final maturity of more than 12 months after the date of its creation or having a final maturity of less than 12 months after the date of its creation but by its terms being renewable or extendible beyond 12 months after such date at the option of the borrower. When determining “Funded Debt,” indebtedness will not be included if, on or prior to the final maturity of that indebtedness, we have deposited the necessary funds for the payment, redemption or satisfaction of that indebtedness in trust with the proper depositary.

“GAAP” means generally accepted accounting principles in the United States, consistently applied, which are in effect on the date of the issuance of the notes.

“Permitted Holders” means (a) the Estate of Marvin Sands, Marilyn Sands, her descendants (whether by blood or adoption), her descendants’ spouses, Hudson Ansley, Lindsay Caleo, William Caleo, Courtney Winslow, or Andrew Stern, or the estate of any of the foregoing Persons, or The Sands Family Foundation, Inc., (b) trusts which are for the benefit of any combination of the Persons described in clause (a), or any trust for the benefit of any such trust, or (c) partnerships, limited liability companies or any other entities which are controlled by any combination of the Persons described in clause (a), the estate of any such Persons, a trust referred to in the foregoing clause (b) or an entity that satisfies the conditions of this clause (c).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, any other company or entity or government or any agency or political subdivision thereof.

“Principal Property” means, as of any date, any building, structure or other facility, together with the land upon which it is erected and any fixtures which are a part of the building, structure or other facility, used primarily for manufacturing, processing or production, in each case located in the United States, and owned or leased or to be owned or leased by us or any Subsidiary, and in each case the net book value of which as of that date exceeds 2% of our Consolidated Net Tangible Assets as shown on the consolidated balance sheet contained in our latest filing with the Securities and Exchange Commission, other than any such land, building, structure or other facility or portion thereof which is a pollution control facility, or which, in the opinion of our Board of Directors, is not of material importance to the total business conducted by the us and our Subsidiaries, considered as one enterprise.

“Property” means any asset, revenue or any other property, whether tangible or intangible, real or personal, including, without limitation, any right to receive income.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means any Person a majority of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

Global Notes; Book-Entry System

Global Notes

The notes will be issued initially in book-entry form and will be represented by one or more global notes in fully registered form without interest coupons which will be deposited with the trustee as custodian for The Depository Trust Company, which we refer to as “DTC”, and registered in the name of Cede & Co. or another nominee designated by DTC. Except as set forth below, the global notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for certificated notes except in the limited circumstances described below.

All interests in the global notes will be subject to the rules and procedures of DTC.

Certain Book-Entry Procedures for the Global Notes

The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. Neither we nor the underwriters takes any responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers (including one or more of the underwriters), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies, which we refer to collectively as the “indirect participants,” that clear through or maintain a custodial relationship with a participant either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

We expect that, pursuant to procedures established by DTC:

•

upon deposit of each global note, DTC will credit, on its book-entry registration and transfer system, the accounts of participants designated by the underwriters with an interest in the global note; and

•

ownership of beneficial interests in the global notes will be shown on, and the transfer of ownership of beneficial interests in the global notes will be effected only through, records maintained by DTC (with respect to the interests of participants) and the participants and the indirect participants (with respect to the interests of persons other than participants).

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer beneficial interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person holding a beneficial interest in a global note to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical security in respect of that interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the notes represented by that global note for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have the notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders of the notes represented by that beneficial interest under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a participant or an indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or that global note. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of that global note, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Payments with respect to the principal of and interest on a global note will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note under the indenture. Under the terms of the indenture, we and the trustee shall treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global note. Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants and indirect participants and not of DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, it is under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

We obtained the information in this section and elsewhere in this prospectus supplement concerning DTC and its book-entry system from sources that we believe are reliable, but we take no responsibility for the accuracy of any of this information.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by the global securities upon surrender by DTC of the global securities only if:

•	DTC notifies us that it is no longer willing or able to act as a depository for the global securities, and we have not appointed a successor depository within 90 days of that notice; or

•	an event of default has occurred and is continuing and DTC so requests.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued in certificated form.

Information Concerning the Trustee

The Bank of New York Trust Company, N.A., as successor to BNY Midwest Trust Company, is the trustee under the indenture. The trustee also serves as trustee under our other indentures. From time to time, we borrow from, maintain deposit accounts and conduct other banking transactions with the trustee and its affiliates in the ordinary course of business.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain U.S. federal income tax consequences to a holder’s purchase, ownership and disposition of notes. The summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” the applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. The discussion does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it discuss the U.S. federal income tax consequences to holders subject to special treatment under the U.S. federal income tax laws (for example, financial institutions, insurance companies, dealers in securities, tax-exempt organizations, certain expatriates, persons subject to alternative minimum tax, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, or taxpayers holding the notes through a partnership or similar pass-through entity or as part of a “straddle,” “hedge” or “conversion transaction”). Moreover, the effect of any applicable state, local or foreign tax laws and other federal tax laws (such as estate and gift tax laws) is not discussed.

Except as otherwise indicated below, this discussion assumes that the notes are held as capital assets (as defined in Section 1221 of the Code) by the holders thereof. The discussion is limited to the U.S. federal income tax consequences to holders acquiring notes at original issue for cash at the initial offering price.

PROSPECTIVE HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES.

There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes.

It is expected that the notes will not be issued with original issue discount (“OID”) for U.S. federal income tax purposes. If, contrary to current expectations, the notes are issued at a discount so as to cause OID, you generally will be required to include such OID in gross income in advance of the receipt of cash attributable to that income. This discussion assumes that the notes will not be issued with OID.

U.S. Holders

For purposes of the following discussion, the term “U.S. Holder” means a beneficial owner of a note who or which is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if the trust has made a valid election to be treated as a United States person.

Interest on Notes

Interest on the notes generally will be included in income by a U.S. Holder as ordinary interest income when received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Other Disposition of Notes

A sale, exchange, redemption or other disposition of a note will generally be a taxable event for U.S. federal income tax purposes. In such event, a U.S. Holder will recognize gain or loss equal to the difference between:

•

the amount of cash plus the fair market value of any property received (except to the extent that amounts received are attributable to accrued interest, which portion of the consideration would be taxed as ordinary income to the extent not previously included in income); and

•	the U.S. Holder’s adjusted tax basis in the note, which will generally equal the price paid for the note.

Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year at the time of disposition. For non-corporate taxpayers, net long term capital gains are generally subject to tax at preferential rates. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

For purposes of the following discussion, the term “non-U.S. Holder” refers to a beneficial owner of a note that is for U.S. federal income tax purposes an individual, corporation, estate or trust that is not a U.S. Holder.

Interest on Notes

Interest paid to a non-U.S. Holder in respect of the notes generally will not be subject to withholding of U.S. federal income tax provided that, with respect to interest which is not effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States:

•	the non-U.S. Holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•	the beneficial owner is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code;

•	the beneficial owner is not a bank receiving interest on an extension of credit made pursuant to a loan agreement in the ordinary course of its trade or business; and

•

the non-U.S. Holder satisfies certain certification requirements. A beneficial owner will generally satisfy such certification requirements if it certifies, under penalties of perjury, that it is not a United States person and provides its name and address.

Even if the above conditions are not met, a non-U.S. Holder may be entitled to a reduction in or an exemption from withholding of U.S. federal income tax on interest on the notes if it is entitled to benefits under a tax treaty between the United States and the non-U.S. Holder’s country of residence and satisfies certain certification requirements.

If a non-U.S. Holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable tax treaty, the interest is attributable to a permanent establishment or fixed base maintained by the non-U.S. Holder in the United States), the non-U.S. Holder will be subject to U.S. federal income tax on the interest on a net income basis generally in the same manner as if such non-U.S. Holder were a U.S. Holder. Any interest income that is effectively connected with the conduct of a U.S. trade or business will not be subject to withholding of U.S. federal income tax if the non-U.S. Holder satisfies certain certification requirements. A non-U.S. Holder that is a foreign corporation that is engaged in a trade or business in the United States may also be subject to a 30% (or, if a tax treaty applies, such lower rate as the treaty provides) branch profits tax.

Sale, Exchange, Redemption or Other Disposition of Notes

A non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized upon a sale, exchange, redemption or other disposition of a note unless:

•

that gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. Holder within the United States); or

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

If a portion of the amounts received by a non-U.S. Holder in a taxable disposition of a note is attributable to accrued interest, the rules for interest described above will apply to such portion.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with interest payments on the notes and the proceeds from a sale or other disposition (including a retirement or redemption) of the notes. A U.S. Holder may be subject to United States backup withholding tax at a rate 28% on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A non-U.S. Holder may be subject to United States backup withholding tax on these payments or proceeds unless the non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person. The certification procedures required of non-U.S. Holders to claim the exemption from withholding tax on certain payments on the notes, described in general terms above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

Banc of America Securities LLC is acting as the sole book-running manager of the offering and as representative of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount
Banc of America Securities LLC	$

Total		$500,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession. The underwriters may allow, and dealers may reallow, a concession on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

We have agreed for a period of 60 days following the date of this prospectus supplement not to sell or announce an intention to sell any debt securities similar to the notes without the consent of Banc of America Securities LLC.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange. We have been advised by the underwriters that they intend to make a market in the notes, but the underwriters are not obligated to do so and may discontinue market making at any time without notice. We can give no assurance as to the liquidity of, or the trading market for, the notes.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Constellation Brands
Per note	[	]%

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when an underwriter, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering (including underwriting discounts) will be approximately $5 million.

The underwriters and their affiliates have performed and may in the future perform various investment banking, commercial banking and advisory services for us from time to time for which they have received or will receive customary fees and expenses. In particular, affiliates of certain of the underwriters are lenders under our senior credit facility, borrowings under which will be reduced with the net proceeds of the offering. The aggregate amount of debt owed to the underwriters and their affiliates that is being repaid with the proceeds from this offering constitutes less than 10% of the proceeds of this offering.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

The validity of our notes offered hereby will be passed upon for us by McDermott Will & Emery LLP. Certain legal matters in connection with the notes offered hereby will be passed upon for the underwriters by Cahill Gordon & Reindel LLP.

P R O S P E C T U S

Constellation Brands, Inc.

Debt Securities, Preferred Stock, Depositary Shares

Representing Preferred Stock and Class A Common Stock

We may sell from time to time:

•	our debt securities;

•	shares of our preferred stock, which may be represented by depositary shares;

•	shares of our Class A common stock; or

•	any combination of the foregoing.

The debt securities may be guaranteed by our subsidiaries identified in this prospectus.

We will provide specific terms of the securities which we may offer in supplements to this prospectus or a term sheet. You should read this prospectus and any prospectus supplement or term sheet carefully before you invest. Securities may be sold for U.S. dollars, foreign currency or currency units.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “STZ”.

Investing in our securities involves certain risks. See “ Risk Factors” on page 1 of this prospectus.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 28, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus or a term sheet that will contain specific information about the terms of that offering. The prospectus supplement or term sheet may also add, update, or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement or term sheet together with the additional information described under the heading “Where You Can Find More Information,” below.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy reports, statements or other information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at “http://www.sec.gov.”

As noted above, we have filed with the SEC a registration statement on Form S-3 to register the securities. This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all the information set forth in the registration statement. For further information you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review and copy the registration statement and its exhibits and schedules at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, is also available on the SEC’s website.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to certain of those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we sell all of the securities:

•	Annual Report on Form 10-K for the fiscal year ended February 28, 2007;

•	Quarterly Reports on Form 10-Q for the quarters ended May 31, 2007 and August 31, 2007;

•

Current Reports on Form 8-K filed on April 9, 2007 (two filings; in each case, Item 5.02 only), April 23, 2007, May 2, 2007, May 7, 2007 (Item 1.01 only), May 11, 2007 (Item 5.02 only), May 14, 2007, June 28, 2007 (of two filed that date, the report regarding appointment of a new chief executive officer and only Item 5.02 thereof), July 31, 2007, October 4, 2007 (of two filed that date, the report regarding the appointment of a new director and only Item 5.02 thereof and Exhibit 99.1 thereto); November 14, 2007 (two filings; Item 1.01 and Exhibit 2.1 thereto and Item 2.05 only); and November 20, 2007;

•	Definitive proxy statement for special meeting of stockholders to be held December 6, 2007, filed with the SEC on November 1, 2007; and

•

The description of our Class A common stock, par value $.01 per share, and Class B common stock, par value $.01 per share, contained in Item 1 of our registration statement on Form 8-A filed on October 4, 1999.

You may request a copy of these filings, except exhibits to such documents unless those exhibits are specifically incorporated by reference into this prospectus, at no cost, by writing or telephoning us at: Constellation Brands, Inc., Attention: David S. Sorce, Secretary, 370 Woodcliff Drive, Suite 300, Fairport, New York 14450; telephone number 585-218-3600.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement or term sheet. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any prospectus supplement or term sheet is accurate as of any date other than the date on the front of those documents.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement or term sheet, and the documents we have incorporated by reference into this prospectus may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those set forth in, or implied by, our forward-looking statements. All statements other than statements of historical facts included in this prospectus and elsewhere regarding our business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements. These forward-looking statements are identifiable by our use of such words as “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date on which we make it. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause our actual results to differ materially from our expectations, or “cautionary statements,” are disclosed in this prospectus, any prospectus supplement or term sheet and the documents incorporated by reference, including the “Risk Factors” section included in our filings with the SEC. The cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

CONSTELLATION BRANDS, INC.

Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol with a broad portfolio of brands across the wine, spirits and imported beer categories. We have the largest wine business in the world and have a leading market position in each of our core markets, which include the United States, Canada, United Kingdom, Australia and New Zealand. In the U.S., we are the largest multi-category (wine, spirits and imported beer) supplier of beverage alcohol. Our strong market positions make us a supplier of choice to our customers who include wholesale distributors, retailers, on-premise locations and government alcohol beverage control agencies.

Since our founding in 1945 as a producer and marketer of wine products, we have grown through a combination of internal growth and acquisitions. Our internal growth has been driven by leveraging our existing portfolio of leading brands, developing new products, new packaging and line extensions, and focusing on the faster growing sectors of the beverage alcohol industry. We conduct our business through entities we wholly own as well as a variety of joint ventures with various other entities, both within and outside the U.S.

THE GUARANTORS

The guarantors of the debt securities may include the following companies, each of which is a direct or indirect subsidiary of Constellation Brands, Inc.: ALCOFI INC., Allberry, Inc., Barton Beers, Ltd., Barton Beers of Wisconsin, Ltd., Barton Brands of California, Inc., Barton Brands of Georgia, Inc., Barton Brands, Ltd., Barton Canada, Ltd., Barton Distillers Import Corp., Barton Financial Corporation, Barton Incorporated, Barton SMO Holdings LLC, Cloud Peak Corporation, Constellation Leasing, LLC, Constellation Trading Company, Inc., Constellation Wines U.S., Inc., Franciscan Vineyards, Inc., The Hogue Cellars, Ltd., Mt. Veeder Corporation, The Robert Mondavi Corporation, R.H. Phillips, Inc., R.M.E., Inc., Robert Mondavi Winery, Robert Mondavi Investments, Robert Mondavi Affiliates d/b/a Vichon Winery, Robert Mondavi Properties, Inc., Spirits Marque One LLC, Vincor Finance, LLC, Vincor International Partnership, Vincor International II, LLC, and Vincor Holdings, Inc.

If so provided in a prospectus supplement or term sheet, each of the guarantors will fully and unconditionally guarantee on a joint and several basis our obligations under the debt securities, subject to certain limitations.

RISK FACTORS

Investing in our securities involves certain risks. You are urged to read and consider risk factors relating to an investment in our securities as described from time to time in our Annual Reports on Form 10-K, as may be updated from time to time in our Quarterly Reports on Form 10-Q filed with the SEC, each as incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones we face. The prospectus supplement applicable to each type or series of securities we offer will contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.

USE OF PROCEEDS

Except as we may otherwise set forth in a prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, including, but not limited to, repayment or refinancing of borrowings, working capital, capital expenditures and acquisitions. Pending the application of the proceeds, we will invest the proceeds in certificates of deposit, U.S. government securities or other interest bearing securities.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock since our initial public offering in 1973. We currently intend to retain all of our earnings to finance the development and expansion of our business. In addition, the terms of our senior credit facility, as well as the indentures for our outstanding senior notes and senior subordinated notes may restrict the payment of cash dividends on our common stock under certain circumstances. Any indentures for debt securities issued in the future, the terms of any preferred stock issued in the future and any credit agreements entered into in the future may also restrict or prohibit the payment of cash dividends on our common stock.

RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS

TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our historical ratio of earnings to fixed charges and our historical ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated. For the purpose of calculating the ratio of earnings to fixed charges, “earnings” represent income before provision for income taxes (adjusted, as appropriate, for equity in earnings of equity method investees) plus fixed charges less interest capitalized. “Fixed charges” consist of interest expensed and capitalized, amortization of debt issuance costs, amortization of discount on debt, and the portion of rental expense which management believes is representative of the interest component of lease expense. “Preferred stock dividends” consist of income before taxes that was required to pay the dividends on our previously outstanding Series A mandatory convertible preferred stock. Ratios of earnings to combined fixed charges and preferred stock dividends are computed by dividing earnings by the sum of fixed charges and preferred stock dividends. On September 1, 2006, all outstanding shares of the Series A mandatory convertible preferred stock converted into shares of Class A common stock.

	For the Six Months Ended August 31,				For the Fiscal Years Ended February 28,						For the Fiscal Year Ended February 29, 2004		For the Fiscal Year Ended February 28, 2003
	2007		2006		2007		2006		2005
Ratio of Earnings to Fixed Charges	2.0	x	3.0	x	2.8	x	3.3	x	3.8	x	3.0	x	4.0	x

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	2.0	x	2.8	x	2.8	x	3.1	x	3.5	x	2.9	x	4.0	x

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities under this prospectus, any of which may be issued as convertible or exchangeable debt securities. The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement or term sheet may relate. We will set forth the particular terms of the debt securities we offer in a prospectus supplement or term sheet. The extent, if any, to which the following general provisions apply to particular debt securities will be described in the applicable prospectus supplement or term sheet. The following description of general terms relating to the debt securities and the indenture under which the debt securities will be issued are summaries only and therefore are not complete. You should read the indenture and the prospectus supplement or term sheet regarding any particular issuance of debt securities. If there are differences between the applicable prospectus supplement or term sheet and this prospectus, the prospectus supplement or term sheet will control.

The debt securities will represent our unsecured general obligations, unless otherwise provided in the prospectus supplement or term sheet. If so provided in a prospectus supplement or term sheet, the debt securities will have the benefit of the guarantees from the guarantors. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make any funds available therefor, whether by dividends, loans or other payments, other than as expressly provided in the guarantees.

Our ability to service our indebtedness, including the debt securities, is dependent primarily upon the receipt of funds from our subsidiaries. The payment of dividends or the making of loans and advances to us by our subsidiaries may be subject to contractual, statutory and regulatory restrictions, and are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Further, any right we may have to receive assets of any of our subsidiaries upon liquidation or recapitalization of any such subsidiaries (and the consequent right of the holders of debt securities to participate in those assets) will be subject to the claims of our subsidiaries’ creditors. Even in the event that we are recognized as a creditor of a subsidiary, our claims would still be subject to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to our claim.

The debt securities will be issued under an indenture that will be entered into with the guarantors and the trustee. The indenture will be subject to, and governed by, the Trust Indenture Act of 1939.

Except to the extent described in a prospectus supplement or term sheet, the indenture will not contain any covenants or restrictions that afford holders of the debt securities special protection in the event of a change of control or highly leveraged transaction.

The following is a summary of certain provisions of the debt securities that may be issued under the indenture, and is not complete. A description of such debt securities shall be contained in a prospectus supplement or term sheet. You should carefully read the provisions of particular debt securities we may issue and the indenture under which the debt securities are issued, including the definitions in those documents of certain terms and of those terms made a part of those documents by the Trust Indenture Act.

General

The indenture will not limit the aggregate principal amount of debt securities which may be issued under it and provides that debt securities may be issued in one or more series, in such form or forms, with such terms and up to the aggregate principal amount that we may authorize from time to time. The particular terms of the debt securities offered pursuant to any prospectus supplement or term sheet will be described in the prospectus supplement or term sheet. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of any holder, for issuances of additional debt securities of that series.

Unless otherwise provided in the prospectus supplement or term sheet, debt securities may be presented for registration of transfer and exchange and for payment or, if applicable, for conversion or exchange at the office of the trustee.

The applicable prospectus supplement or term sheet will describe the following terms of any debt securities in respect of which this prospectus is being delivered (to the extent applicable to the debt securities):

(1) the title and designation of the debt securities of the series, and whether the debt securities are senior debt securities, senior subordinated debt securities or subordinated debt securities and, if senior subordinated or subordinated debt securities, the specific subordination provisions applicable thereto;

(2) the total principal amount of the debt securities of the series and any limit on the total principal amount;

(3) the price at which we will issue the debt securities of the series;

(4) the terms, if any, by which holders may convert the debt securities of the series into or for our common stock or other of our securities or property;

(5) if the debt securities of the series are convertible, any limitations on the ownership or transferability of the securities or property into which holders may convert the debt securities;

(6) the date or dates, or the method for determining the date or dates, on which we will be obligated to pay the principal of the debt securities of the series and the amount of principal we will be obligated to pay;

(7) the rate or rates, which may be fixed or variable, at which the debt securities of the series will bear interest, if any, or the method by which the rate or rates will be determined;

(8) the date or dates, or the method for determining the date or dates, from which any interest will accrue on the debt securities of the series, the dates on which we will be obligated to pay any such interest, the regular record dates if any, for the interest payments, or the method by which the dates shall be determined, the persons to whom we will be obligated to pay interest;

(9) the place or places where the principal of, and any premium, interest or other amounts payable (if any) on, the debt securities of the series will be payable or where the holders of the debt securities may surrender debt securities for conversion or transfer;

(10) any provisions relating to the issuance of the debt securities at an original issue discount;

(11) the period or periods during which, the price or prices (including any premium or other amount) at which, the currency or currencies in which, and the other terms and conditions upon which, we may redeem the debt securities of the series, at our option, if we have such an option;

(12) our obligations (if any) to redeem, repay or purchase debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of debt securities, and the price or prices at which, the period or periods within which and the terms and conditions upon which we will redeem, repay or purchase all or a portion of the debt securities of the series pursuant to that obligation;

(13) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities shall be issuable;

(14) any events of default in lieu of or in addition to those described in this prospectus and remedies relating to such events of default;

(15) if other than the trustee, the identity of each security registrar, transfer agent, paying agent or other agent for debt securities of the series;

(16) the currency or currencies in which we will sell the debt securities and in which principal of, and any premium, or interest or other amounts payable (if any) on, the debt securities of the series will be denominated and payable;

(17) whether the amount of payment of principal of, and any premium, or interest or other amounts payable (if any) on, the debt securities of the series may be determined with reference to an index, formula or other method and the manner in which the amounts will be determined;

(18) whether and under what circumstances we will pay any additional amounts on the debt securities to any holder who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted and, if we will pay additional amounts, whether we will have the option, and on what terms to redeem the debt securities instead of paying the additional amounts;

(19) if receipt of certain certificates or other documents or satisfaction of other conditions will be necessary for any purpose, including, without limitation, as a condition to the issuance of the debt securities in definitive form (whether upon original issue or upon exchange of a temporary debt security), the form and terms of such certificates, documents or conditions;

(20) any other affirmative or negative covenant included for the benefit of the debt securities of the series;

(21) whether the debt securities will be issued in whole or in part in the form of one or more global securities and, in such case, the depositary for such a global security and the circumstances under which any global security may be exchanged for debt securities registered in the name of, and under which any transfer of such global security may be registered in the name of, any person other than the depositary;

(22) whether the debt securities are defeasible;

(23) whether and the extent that the debt securities shall be guaranteed by the guarantors, the ranking of such guarantee, the terms of such subordination, if applicable, of any such guarantee and the form of any such guarantee;

(24) if other than the principal amount thereof, the portion of the principal amount of the debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default or provable in bankruptcy, or, if applicable, which is convertible;

(25) any proposed listing of the debt securities of the series on any securities exchange; and

(26) any other specific terms of the debt securities.

Unless otherwise indicated in the prospectus supplement or term sheet relating to the debt securities, principal of and any premium or interest on the debt securities will be payable, and the debt securities will be exchangeable and transfers thereof will be registrable, at the office of the trustee at its principal office. However, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the debt security register. Any payment of principal and any premium or interest required to be made on an interest payment date, redemption date or at maturity which is not a business day need not be made on such date, but may be made on the next succeeding business day with the same force and effect as if made on the applicable date, and no interest shall accrue for the period from and after such date.

Unless otherwise indicated in the prospectus supplement or term sheet relating to debt securities, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

Debt securities may be issued under the indenture for federal income tax purposes as Original Issue Discount Securities (as defined below). Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities (or other debt securities treated as issued at an original issue discount) will be described in the prospectus supplement relating to such securities. “Original Issue Discount Security” generally means any debt security that (i) is issued at a price lower than its principal amount (subject to a de minimus exception), (ii) does not require the payment of interest in cash or property (other than debt instruments of the issuer) at least annually throughout the term of the debt security or (iii) is issuable in exchange for property (including other debt instruments) and does not provide for adequate stated interest.

Global Securities

The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depositary or its nominees identified in the prospectus supplement or term sheet relating to the debt securities. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or securities.

No global security may be transferred except as a whole by a nominee of the depositary for such global security to the depositary or a nominee of the depositary and except in the circumstances described in the prospectus supplement or term sheet relating to the debt securities. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement or term sheet relating to such series.

Guarantees

In order to enable us to obtain more favorable interest rates and terms of payment of principal of, premiums (if any), other amounts (if any) and interest on the debt securities, the debt securities may (if so specified in the prospectus supplement or term sheet) be guaranteed, jointly and severally by all of the guarantors pursuant to guarantees. Guarantees will not be applicable to or guarantee our obligations with respect to the conversion of the debt securities into shares of our capital stock or other securities. Each guarantee will be an unsecured obligation of each guarantor issuing such guarantee unless otherwise provided in the prospectus supplement or term sheet. The ranking of a guarantee and the terms of the subordination, if any, will be set forth in the prospectus supplement or term sheet.

The indenture provides that, in the event any guarantee would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the guarantor under such guarantee will be reduced to the maximum amount (after giving effect to all other contingent and other liabilities of such guarantor) permissible under the applicable fraudulent conveyance or similar law.

Consolidation, Merger, Sale or Conveyance

The indenture provides that we may consolidate with, or sell, convey or lease all or substantially all of our assets to, or merge with or into, any other corporation, if:

•

either we are the continuing corporation, or the successor corporation expressly assumes the due and punctual payment of the principal of and interest on all the debt securities outstanding under the indenture according to their tenor and the due and punctual performance and observance of all of the covenants and conditions of the indenture to be performed or observed by us; and

•

immediately after the merger or consolidation, or the sale, conveyance or lease, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing.

Modification of the Indenture

We and the trustee may modify the indenture with respect to the debt securities of any series, with or without the consent of the holders of debt securities, under certain circumstances to be described in a prospectus supplement or term sheet.

Satisfaction and Discharge of Indenture

We may terminate our obligations under the debt securities of any series, except for certain limited surviving obligations, if either all of the debt securities of such series have been delivered to the trustee for cancellation or the debt securities of such series mature within one year or may be called for redemption within one year and, among other things, we deposit with the trustee cash or appropriate government obligations sufficient for the payment of principal and interest on the debt securities of such series to maturity.

Defaults and Notice

The debt securities will contain events of default to be specified in the applicable prospectus supplement or term sheet, including, without limitation:

•

failure to pay the principal of, or premium, if any, on any debt security of such series when due and payable (whether at maturity, by call for redemption, through any mandatory sinking fund, by redemption at the option of the holder, by declaration or acceleration or otherwise);

•	failure to make a payment of any interest on any debt security of such series when due and payable, which failure shall have continued for a period of 30 days;

•

our, or any guarantor’s, failure to perform or observe any other covenants or agreements in the indenture or in the debt securities of such series which failure shall have continued for a period of at least 90 days after written notice to us or the guarantors, as the case may be, by the trustee or to us and the trustee from the holders of not less than 25% of the aggregate principal amount of the then outstanding debt securities of such series;

•	certain events of bankruptcy, insolvency or reorganization of us; and

•

any guarantee of a guarantor that is a significant subsidiary in respect of such series of debt securities shall for any reason cease to be, or be asserted in writing by any guarantor thereof or us not to be, in full force and effect, and enforceable in accordance with its terms subject to certain exceptions.

If an event of default with respect to debt securities of any series shall occur and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the then outstanding debt securities of such series may declare the principal amount (or, if the debt securities of such series are issued at an original issue discount, such portion of the principal amount as may be specified in the terms of the debt securities of such series) of all debt securities of such series or such other amount or amounts as the debt securities or supplemental indenture with respect to such series may provide, to be due and payable immediately.

The indenture will provide that, at any time after a declaration of acceleration with respect to the debt securities of any series as described in the preceding paragraph, the holders of a majority in principal amount of the then outstanding debt securities of such series may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing events of default with respect to the debt securities of such series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, if interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4) if the Company has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances.

No such rescission shall affect any subsequent default or event of default or impair any right consequent thereto.

The indenture provides that the trustee will, within 90 days after the occurrence of a default, give to holders of debt securities of any series notice of all uncured defaults with respect to such series known to it. However, in the case of a default that results from the failure to make any payment of the principal of, premium, if any, or interest on the debt securities of any series, or in the payment of any mandatory sinking fund installment with respect to debt securities of such series, the trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of debt securities of such series.

The indenture contains a provision entitling the trustee to be offered reasonable indemnity by holders of debt securities before proceeding to exercise any trust or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee with respect to the debt securities of such series. However, the trustee may decline to follow any such direction if, among other reasons, the trustee determines in good faith that the actions or proceedings as directed, would involve the trustee in personal liability or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction.

The right of a holder to institute a proceeding with respect to the indenture is subject to certain conditions including, that the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding make a written request upon the trustee to exercise its power under the indenture, offered reasonable indemnity to the trustee and afford the trustee reasonable opportunity to act. Even so, the holder has an absolute right to receipt of the principal of, premium, if any, and interest when due, to require conversion of debt securities if the indenture provides for convertibility at the option of the holder and to institute suit for the enforcement of such rights.

Concerning the Trustee

The prospectus supplement or term sheet with respect to particular debt securities will describe any relationship that we may have with the trustee for such debt securities.

Reports to Holders of Debt Securities

We intend to furnish to holders of debt securities all quarterly and annual reports that we furnish to holders of our common stock, and file such additional information, documents and reports as may be required by the rules and regulations prescribed from time to time by the Securities and Exchange Commission.

DESCRIPTION OF PREFERRED STOCK

Our board of directors is authorized to issue in one or more series, generally without stockholder approval, up to 1,000,000 shares of preferred stock. Undesignated shares of preferred stock can be issued with such designations, preferences, qualifications, privileges, limitations, restrictions, options, voting powers (full or limited), conversion or exchange rights and other special or relative rights as the board of directors shall from time to time fix by resolution. Thus, unless a specific stockholder approval requirement applies and subject to any statutory or contractual or other limitations as to class rights or other matters that might apply, our board of directors could authorize the issuance of preferred stock with voting, conversion and other rights that could dilute the voting power and other rights of holders of our common stock. The prospectus supplement or term sheet relating to a series of preferred stock will set forth the dividend, voting, conversion, exchange, repurchase and redemption rights, if applicable, the liquidation preference, and other specific terms of such series of preferred stock.

The description of certain provisions of the preferred stock set forth in any prospectus supplement or term sheet does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and the certificate of designations relating to each series of preferred stock. The applicable prospectus supplement or term sheet will describe the specific terms of any series of preferred stock being offered which may include:

•	the specific designation, number of shares, seniority and purchase price;

•	any liquidation preference per share;

•	any date of maturity;

•	any redemption, repayment or sinking fund provisions;

•	any dividend rate or rates and the dates on which any such dividends will be payable (or the method by which such rates or dates will be determined);

•	any voting rights;

•	if other than the currency of the United States, the currency or currencies (including composite currencies) in which such preferred stock is denominated and in which payments will or may be payable;

•	the method by which amounts in respect of such series of preferred stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;

•

whether such series of preferred stock is convertible or exchangeable and, if so, the securities or rights into which it is convertible or exchangeable, and the terms and conditions upon which such conversions or exchanges will be effected;

•	the place or places where dividends and other payments on such series of preferred stock will be payable; and

•	any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

As described under “Description of Depositary Shares” below, we may, at our option, elect to offer depositary shares evidenced by depositary receipts, each representing an interest (to be specified in the prospectus supplement or term sheet relating to the particular series of preferred stock) in a share of the particular series of preferred stock issued and deposited with a depositary.

All shares of preferred stock offered by this prospectus, or issuable upon conversion, exchange or exercise of securities, will, when issued, be validly issued and fully paid and non-assessable.

DESCRIPTION OF DEPOSITARY SHARES

We may offer fractional shares of preferred stock rather than full shares of preferred stock, and, in that event, will issue receipts for depositary shares. Each of these depositary shares will represent a fraction, which will be set forth in the applicable prospectus supplement or term sheet, of a share of the applicable series of preferred stock. The shares of any series of preferred stock underlying any depositary shares that we may sell under this prospectus will be deposited under a deposit agreement between us and a depositary selected by us. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of the preferred stock underlying the depositary share, to all of the rights, preferences and privileges, and be subject to the qualifications and restrictions, of the preferred stock underlying that depositary share. The description set forth below and in any prospectus supplement or term sheet of certain provisions of the deposit agreement and of the depositary shares and depositary receipts is not complete. You should carefully review the prospectus supplement or term sheet and the form of deposit agreement and form of depositary receipts relating to each series of preferred stock.

General

We may, at our option, elect to have shares of any series of preferred stock be represented by depositary shares. The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement that we will enter with a bank or trust company having its principal office in the United States and a combined capital and surplus of at least $50,000,000. This bank or trust company will be considered the depositary. The prospectus supplement or term sheet relating to a series of depositary shares will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable interest in the number of shares of such series of preferred stock underlying such depositary share, to all the rights and preferences of such series of preferred stock underlying such depositary share (including dividend, voting, redemption, conversion, exchange and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of such series of preferred stock described in the applicable prospectus supplement or term sheet.

Unless otherwise specified in the prospectus supplement or term sheet, a holder of depositary shares is not entitled to receive the shares of such series of preferred stock underlying the depositary shares.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts. Definitive depositary receipts will thereafter be prepared without unreasonable delay.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the applicable series of preferred stock to the record holders of depositary shares representing such preferred stock in proportion to the numbers of depositary shares owned by the holders on the relevant record date.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled to such property, as nearly as practicable, in proportion to the number of depositary shares owned by the holder. However, if the depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to the holders. The amounts distributed by the depositary may be reduced by any amount required to be withheld by us or the depositary on account of taxes.

The deposit agreement also contains provisions relating to the manner in which any subscription or similar rights we offer to holders of preferred stock shall be made available to holders of depositary shares.

Conversion and Exchange

If any preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in the prospectus supplement or term sheet relating thereto, each record holder of depositary shares will have the right or obligation to convert or exchange such depositary shares pursuant to its terms.

Redemption of Depositary Shares

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of such series of preferred stock underlying the depositary shares. Whenever we redeem a series of preferred stock from the depositary, the depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of such series of preferred stock that were redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as we may determine.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price payable upon such redemption. Any funds we deposit with the depositary for any depositary shares which the holders fail to redeem will be returned to us after a period of two years from the date we deposit such funds.

Voting

Upon receipt of notice of any meeting or action in lieu of any meeting at which the holders of any shares of a series of preferred stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares relating to such shares of preferred stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date for such series of preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of such series of preferred stock underlying such holder’s depositary shares. The depositary will endeavor, as practicable, to vote the number of shares of such series of preferred stock underlying such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. If the depositary does not receive instructions from the holders of depositary shares, the depositary will abstain from voting the preferred stock that underlies these depositary shares.

Amendment of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the applicable series of preferred stock and any exchange or redemption of such series of preferred stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, such other charges as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

We, or at our option, the depositary, will forward to the holders of depositary shares all of our reports and communications which we are required to furnish to the holders of the series preferred stock represented by the depository receipts.

Neither we nor the depositary will be liable if we or the depositary is prevented or delayed by law or any circumstances beyond our or its control in performing our or its obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to performance in good faith and neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary share or preferred stock unless satisfactory indemnity has been furnished. Both we and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary; Termination of the Deposit Agreement

The depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We will appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. We may terminate the deposit agreement or it may be terminated by the depositary if a period of 90 days expires after the depositary has delivered written notice to us of its election to resign and we have not appointed a successor depositary. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders of depositary receipts, and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement except that the depositary will continue to deliver the applicable series of preferred stock certificates, together with dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for depositary receipts surrendered. Upon our request, the depositary will deliver to us all books, records, certificates evidencing the applicable series of preferred stock, depositary receipts and other documents relating to the subject matter of the deposit agreement.

DESCRIPTION OF COMMON STOCK

If we offer shares of Class A common stock, the prospectus supplement or term sheet will set forth the number of shares offered, the public offering price, information regarding our dividend history and Class A common stock prices as reflected on the New York Stock Exchange or other exchange that the Class A common stock is then listed, including a recent reported last sale price of the Class A common stock. Our authorized common stock currently consists of 345,000,000 shares, of which 315,000,000 shares are Class A common stock, par value $.01 per share, and 30,000,000 shares are Class B common stock, par value $.01 per share.

Our Board of Directors has approved, subject to the approval of our stockholders at a special meeting of stockholders scheduled for December 6, 2007 (the “Special Meeting”), an amended and restated certificate of incorporation of the Company (the “Proposed Restatement”). The Proposed Restatement, if approved, will create a new class of common stock consisting of 15,000,000 shares of Class 1 Common Stock, $.01 par value per share. The Proposed Restatement also makes minor changes to the conversion mechanics relating to the Class B common stock to remove concepts that are inconsistent with the use of uncertificated shares. The Proposed Restatement will authorize 15,000,000 shares of Class 1 common stock, thereby increasing the Company’s total authorized number of shares to 361,000,000 shares and its total authorized number of shares of common stock to 360,000,000 shares. If approved by our stockholders at the Special Meeting, the Proposed Restatement will become effective when it is filed with the Delaware Secretary of State. Our Board of Directors has reserved the ability to elect not to proceed with the Proposed Restatement even if the Proposed Restatement is approved by our stockholders.

Description of Proposed Class 1 Common Stock

The following descriptions of the proposed Class 1 common stock and certain provisions of the Proposed Restatement are summaries and are not complete. You should carefully review the provisions of the Proposed Restatement included as Attachment 1 to our definitive proxy statement for the Special Meeting, which is incorporated by reference into this prospectus.

The terms of the Class 1 common stock as proposed are generally comparable to the terms of the Class B common stock except that shares of Class 1 common stock do not generally have voting rights and the circumstances under which shares of Class 1 common stock are convertible into shares of Class A common stock is limited. Class 1 common stock will not have any preference as to dividends, but may participate in any dividend when and if declared by the Board of Directors. Cash dividends may be declared and paid with respect to Class A common stock without corresponding cash dividends being declared and paid with respect to Class 1 common stock, and if cash dividends are declared and paid on Class 1 common stock then cash dividends must be declared and paid on Class A common stock in an amount that is at least ten percent greater than the cash dividends declared and paid on Class 1 common stock. The cash dividends declared and paid on Class B common stock and Class 1 common stock must always be the same. Upon liquidation of the Company, holders of Class 1 common stock will share ratably on a per share basis in net assets to be distributed with respect to common stock together with holders of Class A common stock and Class B common stock.

Each holder of a share of Class 1 common stock may, without cost to such holder and at the holder’s option, convert shares of Class 1 common stock into shares of Class A common stock on a one-for-one basis; provided such conversion is permitted only if the holder immediately sells the Class A common stock acquired upon conversion in a market transaction or to an unrelated party in a bona fide private sale. The Company does not intend to list the Class 1 common stock on the New York Stock Exchange or any other exchange. A holder wishing to sell shares of Class 1 common stock may convert such shares of Class 1 common stock into shares of Class A common stock (which are currently listed on the New York Stock Exchange) immediately prior to a qualifying sale of the shares. The terms of the Class 1 common stock do not impose any transfer restrictions on shares of Class 1 common stock; however, shares of Class 1 common stock may be subject to restrictions on transfer imposed by applicable securities laws.

Holders of Class 1 common stock will not be entitled to vote except that such holders will be entitled to vote as a separate class on matters with respect to which a separate class vote of holders of Class 1 common stock is required by law and will be entitled to vote with respect to any increase or decrease in the number of shares of Class 1 common stock as a single class with the holders of Class A common stock and Class B common stock (in which case the holders of Class 1 common stock and Class A common stock will be entitled to one (1) vote per share and the holders of Class B common stock will be entitled to ten (10) votes per share). Holders of Class 1 common stock will not have preemptive rights to purchase shares of the Company’s capital stock. Shares of Class 1 common stock are not redeemable, and there will be no sinking fund provisions for shares of Class 1 common stock.

Description of Class A and Class B Common Stock

All shares of Class A common stock and Class B common stock currently outstanding are, and the shares of Class A common stock offered by this prospectus will, when issued, be validly issued and fully paid and non-assessable, not subject to redemption and without preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class.

The following descriptions of our Class A common stock and certain provisions of our Restated Certificate of Incorporation and Amended and Restated By-Laws are summaries and are not complete and do not give effect to the Proposed Restatement. You should carefully review the provisions of our certificate of incorporation and by-laws and appropriate provisions of the Delaware General Corporation Law.

General

The rights of holders of Class A common stock and Class B common stock are identical except for voting, dividends and conversion rights.

Voting

Holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to 10 votes per share. Holders of Class A common stock, voting as a class, are entitled to elect at least one fourth of the members of our board of directors to be elected at a meeting of stockholders. The holders of Class A common stock are entitled to elect the remaining directors voting together as a single class with holders of Class B common stock, provided that the holders of Class A common stock have one vote per share and the holders of Class B common stock have 10 votes per share. If the number of outstanding shares of Class B common stock increases to an amount equal to or more than 12 1/2% of the aggregate number of outstanding shares of Class A common stock and Class B common stock, the holders of Class A common stock, voting as a class, would be entitled to elect at least one fourth of the members of our board of directors to be elected at a meeting of stockholders and the holders of Class B common stock, voting as a class, would be entitled to elect the remaining directors.

On all other matters submitted to a vote of the stockholders, the holders of Class A common stock and Class B common stock vote together as a single class, except where a separate class vote is required under Delaware law.

Dividends

If we pay a cash dividend on Class B common stock, each share of Class A common stock will receive an amount at least 10% greater than the amount of the cash dividend per share paid on Class B common stock. In addition, our board of directors may declare and pay a dividend on Class A common stock without paying any dividend on Class B common stock. Also, our senior credit facility, as well as the indentures for our outstanding senior notes and senior subordinated notes may restrict the payment of cash dividends on our common stock under certain circumstances. Any indentures for debt securities issued in the future, the terms of any preferred stock issued in the future and any credit agreements entered into in the future may also restrict or prohibit the payment of cash dividends on our common stock.

Conversion

Each share of Class B common stock is convertible into one fully paid and non-assessable share of Class A common stock at the option of the holder at any time. The shares of Class A common stock are not convertible into or exchangeable for shares of Class B common stock or any of our other securities.

Other Provisions

Holders of Class A common stock and Class B common stock are entitled to share pro rata in the distribution of our assets available for such purpose in the event of our liquidation, dissolution or winding up, after payment of, or provision for, creditors and distribution of, or provision for, preferential amounts and unpaid accumulated dividends to holders of preferred stock, if any. Holders of Class A common stock and Class B common stock have no preemptive rights to subscribe for any additional securities of any class which we may issue, and there are no redemption provisions or sinking fund provisions applicable to any such classes, nor is the Class A common stock and Class B common stock subject to calls or assessments.

Certain Statutory Provisions

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that such person became an interested stockholder, unless

•	prior to the time of the business combination, the transaction is approved by the board of directors of the corporation;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock; or

•

at or subsequent to such time the business combination is approved by the board of directors and authorized at a meeting of the corporation’s stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes a merger, assets sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s voting stock.

PLAN OF DISTRIBUTION

We may sell securities pursuant to this prospectus in any of four ways:

•	directly to purchasers;

•	through agents;

•	through dealers; or

•	through one or more underwriters or a syndicate of underwriters in an underwritten offering.

With respect to each offering of securities pursuant to this prospectus, among other information, the following will be set forth in, or may be calculated from the information set forth in, the related prospectus supplement or term sheet:

•	the terms of any offering, including the name or names of any underwriters, dealers or agents, the purchase price of such series of debt securities and the proceeds to us from such sale;

•	any underwriting discounts, selling commissions and other items constituting underwriters’, dealers’ or agents’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers or agents; and

•	any securities exchanges on which the securities of the series may be listed.

LEGAL OPINIONS

The validity of the securities offered by this prospectus will be passed upon by McDermott Will & Emery LLP. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

EXPERTS

The consolidated financial statements of Constellation Brands, Inc. as of February 28, 2007 and 2006, and for each of the years in the three-year period ended February 28, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of February 28, 2007, have been incorporated herein by reference from Constellation Brands, Inc.’s Annual Report on Form 10-K for the fiscal year ended February 28, 2007 in reliance upon the reports, also incorporated by reference herein, of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of Vincor International Partnership and subsidiaries and Vincor Finance, LLC as of and for the fiscal year ended March 26, 2006, have been incorporated herein by reference from Constellation Brands, Inc.’s Current Report on Form 8-K dated November 20, 2007 in reliance upon the report, also incorporated by reference herein, of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of ALCOFI INC. and subsidiaries as of and for the fiscal year ended December 31, 2006, have been incorporated herein by reference from Constellation Brands, Inc.’s Current Report on Form 8-K dated November 20, 2007 in reliance upon the report, also incorporated by reference herein, of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

$500,000,000

% Senior Notes due 2014

PROSPECTUS SUPPLEMENT

            , 2007

Banc of America Securities LLC